Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of April 26, 2007
among
CROSS SHORE ACQUISITION CORPORATION,
LONGXIA ACQUISITION, INC.,
RESEARCH PHARMACEUTICAL SERVICES, INC.,
THE RPS SECURITYHOLDERS
and
DANIEL M. PERLMAN and DANIEL RAYNOR, as the RPS Securityholders Committee

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(continued)

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Page
Section 10.11 Termination of Target Shareholder Agreement	73
Section 10.12 Governing Law	73
Section 10.13 Consent to Jurisdiction	73
Section 10.14 Jury Trial Waiver	73
Section 10.15 Disclosure	74
Section 10.16 Fees Payable by Target and Parent	74
Section 10.17 Counterparts and Effectiveness of Agreement	74

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EXHIBITS:

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Amended and Restated Limited Liability Company Agreement
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Form of Press Release
Exhibit E	-	Form of Charter Amendment
Exhibit F	-	Form of Introduction Agreement
Exhibit G	-	Form of Lockup Agreement
Exhibit H	-	Form of New Parent Warrant
Exhibit I	-	Form of Parent Option Plan
Exhibit J	-	Form of Registration Rights Agreement
ATTACHMENTS:
Schedule 2.1(g)
Target Disclosure Letter
Parent Disclosure Letter
Schedule 6.18 – Lockup Agreements
Schedule 10.16 – Fees Payable by Target and Parent

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2007 (this “Agreement”), by and among Cross Shore Acquisition Corporation, a Delaware corporation (“Parent”), Longxia Acquisition, Inc., a Pennsylvania corporation (“Merger Sub”), ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation (“Target”), the RPS Securityholders that execute a signature page to this Agreement or a Letter of Transmittal and Daniel M. Perlman and Daniel Raynor (the “RPS Securityholders Committee”).
     WHEREAS, Target and Parent believe that it is in the best interests of their companies and their respective stockholders for Parent to acquire all of the outstanding capital stock of Target through the merger of Merger Sub with and into Target with Target being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PABCL”), followed by the merger of the surviving corporation of the Merger with and into Merger Sub Two (the “Second Merger”); and
     WHEREAS, Target and Parent desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
Article I.
The Merger
     Section 1.1 The Merger. At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, Merger Sub shall be merged with and into Target. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 1.2 Effective Time. Unless this Agreement is terminated pursuant to Section 8.1, as promptly as practicable, and in any event within three (3) business days, after the conditions set forth in Article VII hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the parties shall cause the Merger to be consummated by executing and filing a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania (the date and time of such filing, or such later date or time as is specified in the Certificate of Merger, is referred to herein as the “Effective Time”). A closing (the “Closing”) will take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606, on the date of such filing (such date on which the Closing actually occurs, the “Closing Date”).
     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the PABCL. Without limiting the generality of the foregoing, at the Effective Time all the properties, rights, privileges, powers and franchises of

Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Target and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 1.4 Governing Documents. At the Effective Time, the articles of incorporation and by-laws of Target, as in effect immediately prior to the Effective Time, shall automatically, and without further action, become the articles of incorporation and by-laws of the Surviving Corporation and thereafter will continue to be its articles of incorporation and by-laws until further amended as provided therein and in accordance with the relevant provisions of the PABCL.
     Section 1.5 Directors and Officers. The initial directors of the Surviving Corporation at the Effective Time shall be Daniel M. Perlman (as Chair), Edward V. Yang, Harris Koffer, Dennis M. Smith, Stephen E. Stonefield, Daniel Raynor and James Macdonald, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his or her successor is duly elected or appointed and qualified. The initial officers of the Surviving Corporation and Parent at the Effective Time and of Merger Sub Two following consummation of the Second Merger shall be Daniel M. Perlman as Chief Executive Officer and Chairman of the Board; Harris Koffer as President and Chief Operating Officer; and Steven Bell as Executive Vice President, Chief Financial Officer, Treasurer and Secretary, each to hold office in accordance with the by-laws of Parent and of the Surviving Corporation and in accordance with the Amended and Restated Limited Liability Company Agreement of Merger Sub Two substantially in the form attached hereto as Exhibit B, as applicable, until his successor is duly elected or appointed and qualified.
     Section 1.6 Tax Consequences. It is intended by the parties that the Merger, together with the Second Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code and the parties shall not take income tax positions inconsistent with such qualification.
Article II.
Effect of Merger on Capital Stock
     Section 2.1 Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Target, Merger Sub or any other Person:
          (a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be canceled and converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Certain Shares. Each share of Target Capital Stock held by Parent or Merger Sub, if any, or held in the treasury of Target, immediately prior to the Effective Time shall automatically be canceled, without any conversion thereof, and no payment shall be made with respect thereto.
          (c) Conversion of Target Common Stock.

               (i) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than those held by Daniel M. Perlman and any Dissenting Shares) will be canceled and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration subject to and in accordance with Section 2.3.
               (ii) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is held by Daniel M. Perlman (other than Dissenting Shares) will be canceled and will, by virtue of the Merger and without any action on the part of Daniel M. Perlman, be converted into the right to receive the Perlman Per Share Merger Consideration and Daniel M. Perlman will cease to have any rights with respect thereto, except the right to receive the Perlman Per Share Merger Consideration subject to and in accordance with Section 2.3.
               (iii) Each Target Option Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Target Optionholder Merger Consideration and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Target Optionholder Merger Consideration subject to and in accordance with Section 2.3.
          (d) Conversion of Target Warrants. Each Target Warrant issued and outstanding immediately prior to the Effective Time will be canceled and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Warrant Per Share Merger Consideration for each share of Target Common Stock for which such Target Warrant is exercisable and each holder of a Certificate therefor will cease to have any rights with respect thereto, except the right to receive the Warrant Per Share Merger Consideration for each share of Target Common Stock for which such Target Warrant is exercisable subject to and in accordance with Section 2.3.
          (e) Conversion of Target Preferred Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time will automatically be canceled, retired and cease to exist and (other than Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) the Per Share Merger Consideration plus (ii) a cash payment equal to the amount of any accrued but unpaid dividends thereon (“Accrued Dividends”) and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and Accrued Dividends subject to and in accordance with Section 2.3.
          (f) Target Options. Each Target Option issued and outstanding immediately prior to the Effective Time will, as of the Effective Time, automatically be terminated and converted (the “Option Termination and Conversion”) into a Parent Option exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Target Common Stock that were issuable upon exercise of the Target Option immediately prior to the Effective Time, multiplied by 1.9947. The per share exercise price for the Parent Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by 1.9947. The Parent Options shall be granted pursuant and subject to the Parent Option Plan and the applicable award agreement.
          (g) Solely for illustrative purposes, Schedule 2.1(g) attached hereto sets forth the conversion of shares of Target Capital Stock and Target Warrants in accordance with the terms of this Section 2.1 in respect of each holder thereof. In the event of any discrepancy or inconsistency between Exhibit C and this Section 2.1, the terms of this Section 2.1 shall prevail.
     Section 2.2 Dissenters’ Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by any Target Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value of such shares in accordance with Section 1575 of the PABCL (the “Dissenting Shares”) will not be converted into or be exchangeable for the right to receive the consideration set forth in Section 2.1 with respect thereto, unless and until such Target Shareholder fails to perfect, effectively withdraws or otherwise loses the right to payment of the fair value of such shares, and instead, such Target Shareholder will be entitled to payment of the fair value of such Dissenting Shares in accordance with the PABCL. If any such Target Shareholder fails to perfect or effectively withdraws or loses such payment rights, each share of Target Capital Stock held by such Target Shareholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the consideration set forth in Section 2.1.
          (b) Target will give Parent (i) prompt notice of any demands for payment filed pursuant to Section 1575 of the PABCL, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the PABCL and received by Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the PABCL. Target will not, except with the prior written consent of Parent, (a) make any payments with respect to any such demand or (b) settle any such demand.
     Section 2.3 Exchange of Certificates.
          (a) Exchange Procedures. An RPS Securityholder will have satisfied the “Delivery Requirements” if such RPS Securityholder (i) executes and delivers a counterpart signature page to this Agreement, (ii) executes and delivers a Letter of Transmittal (as defined below) and (iii) delivers original Certificates representing such RPS Securityholder’s Target Capital Stock and Target Warrants, if any, or an Affidavit of Loss to Parent. From and after the Effective Time, Parent shall have and make available a sufficient amount of cash and a sufficient number of shares of Parent Common Stock and New Parent Warrants for exchange in accordance with the terms and conditions of this Agreement. No RPS Securityholder shall be entitled to receive its share of the applicable Merger Consideration provided in Section 2.1 until it has satisfied the Delivery Requirements. Target shall use commercially reasonable efforts to mail or deliver (or cause to be mailed or delivered) within fourteen (14) days after the date of this Agreement a letter of transmittal substantially in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and a copy of the Information and Offering Memorandum to each RPS Securityholder that did not previously satisfy the Delivery Requirements. Target shall, upon receiving any original Letter of Transmittal, Certificate, Affidavit of Loss or other communication or correspondence concerning the Letter of Transmittal or the Merger, promptly inform Parent of the same and deliver such original to Parent (it being understood that in all cases Parent shall receive and hold the original of the Letter of Transmittal in escrow pending the Closing and the RPS Securityholders Committee shall receive and hold a copy of the Letter of Transmittal). From and after the Effective Time, Parent shall within three (3) Business Days after an RPS Securityholder has satisfied the Delivery Requirements (x) pay such RPS Securityholder in cash, by wire transfer of immediately available funds the amount of any cash to which such RPS Securityholder is entitled pursuant to Section 2.1 to the account(s) specified in such RPS Securityholder’s Letter of Transmittal and (y) deliver to such RPS Securityholder the number of shares of Parent Common Stock and New Parent Warrants to which such RPS Securityholder is entitled pursuant to Section 2.1 (if any). Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed upon and at any time after the Effective Time to represent only the right to receive the appropriate amount of the consideration without interest as provided in Section 2.1.
          (b) Transfer Restrictions. The shares of Parent Common Stock and the New Parent Warrants to be issued by Parent in connection with the Merger may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Ancillary Documents and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act. Shares of Parent Common Stock and the New Parent Warrants shall also be subject to the restrictions on transfer, sale and other disposition as set forth in the by-laws of Parent and in such agreements as may exist between Parent and its stockholders. In connection therewith, Parent shall be entitled to affix appropriate legends to the certificates representing the shares of Parent Common Stock and the New Parent Warrants issued in connection with the Merger.
          (c) No Further Ownership Rights. At the Effective Time, the stock transfer books of Target will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Target Capital Stock or Target Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or any other reason, they will be canceled and exchanged for the applicable portion of the Merger Consideration provided in Section 2.1.
          (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which shall be in form and substance reasonably satisfactory to Parent (an “Affidavit of Loss”), Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration provided in Section 2.1 for each share of Target Capital Stock and each Target Warrant formerly evidenced by such Certificate, and such certificate shall then be canceled. Each Affidavit of Loss shall require the return of any original certificate located subsequent to the delivery of the applicable portion of the Merger Consideration and the indemnification of Parent for any loss, cost, expense or damage related thereto.
     Section 2.4 Withholding Rights. Each of the Surviving Corporation, Parent, Merger Sub and the RPS Securityholders Committee shall be entitled to deduct and withhold from the consideration otherwise payable in connection with this Agreement to any RPS Securityholder such amounts as it is required pursuant to applicable Law to deduct and withhold with respect to Taxes; provided that the Surviving Corporation, Parent, Merger Sub or the RPS Securityholders Committee, as the case may be, promptly pays when due such amount deducted and withheld to the appropriate Governmental Authority for the account of such RPS Securityholder. To the extent that amounts are so withheld and paid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the RPS Securityholder in respect of which such deduction and withholding was made.
     Section 2.5 Further Actions. If, at any time after the Effective Time, Parent or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement and the Merger, the officers and directors of Parent and the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of Merger Sub or Target or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub or Target or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Merger.
Article III.
Representations and Warranties Concerning Target
          Target hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Letter furnished by Target to Parent simultaneously with the execution hereof (the “Target Disclosure Letter”), the statements contained in this Article III are true, complete and correct as of the date hereof, and will be true and correct as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).
     Section 3.1 Organization and Qualification. Target is a corporation duly incorporated and subsisting under the laws of Pennsylvania. Each of Target’s Subsidiaries is a business entity validly formed and organized in jurisdictions outside the United States as set forth in Section 3.1 of the Target Disclosure Letter. Target and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Target is in good standing, and Target and each of its Subsidiaries is duly qualified or licensed to do business, in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Target Material Adverse Effect. Section 3.1 of the Target Disclosure Letter sets forth a true, complete and correct list of all foreign jurisdictions in which Target or any of its Subsidiaries is so qualified or licensed.
     Section 3.2 Governing Documents; Corporate Records. Copies of the articles of incorporation and by-laws of Target, as currently in effect (collectively, the “Target Governing Documents”), and the articles of incorporation and by-laws or comparable organizational documents, each as currently in effect, for each of Target’s Subsidiaries (collectively, the “Subsidiary Governing Documents”), heretofore delivered to Parent are true, complete and correct copies of such instruments as in effect as of the date hereof. The Target Governing Documents and the Subsidiary Governing Documents are in full force and effect. Target is not in material violation of any provision of the Target Governing Documents, and none of Target’s Subsidiaries is in material violation of any provision of the Subsidiary Governing Documents applicable to it. The books and records, minute books, stock record books and other similar records of Target and each of its Subsidiaries, all of which have been delivered to Parent, are true, complete and correct in all material respects.
     Section 3.3 Corporate Power and Authority; Vote Required.
          (a) Target has all requisite corporate power and authority to execute and deliver this Agreement and each other document contemplated hereby to which Target is a party (each, a “Target Document” and collectively, the “Target Documents”). Subject to obtaining the Target Shareholder Approval, the execution and delivery by Target of this Agreement and each of the Target Documents, the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby (including, without limitation, the Second Merger) have been duly authorized by all necessary corporate actions on the part of Target, and no other proceedings on the part of Target are necessary to authorize this Agreement or any of the Target Documents or to consummate the transactions contemplated hereby or thereby (including, without limitation, the Second Merger). This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes legal, valid and binding obligations of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, “Equitable Limitations”). Each of the Target Documents, assuming the due authorization, execution and delivery thereof by each other party thereto at the Closing, will constitute legal, valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited by Equitable Limitations.
          (b) The Target Board, at a meeting duly called and held prior to execution of this Agreement or by written consent in lieu of a meeting of the Target Board, unanimously adopted resolutions (i) approving and adopting this Agreement, the Merger, the Option Termination and Conversion and the other transactions contemplated by this Agreement and (ii) recommending that the Target Shareholders approve and adopt this Agreement.

          (c) The only vote of the holders of any class or series of Target Capital Stock necessary to approve this Agreement and the consummation of the Merger and the other transactions contemplated hereby is the affirmative vote, at a meeting duly called and held, or by written consent in lieu of such meeting, of (i) the holders of a majority of the outstanding shares of Target Common Stock and Target Preferred Stock, voting together as a single class on an as-converted to Target Common Stock basis, (ii) the holders of a majority of the outstanding shares of Target Series A Preferred Stock, voting together as a single class on an as-converted to Target Common Stock basis, and (iii) the holders of a majority of the outstanding shares of Target Series B Preferred Stock, voting together as a single class on an as-converted to Target Common Stock basis, (collectively, the “Target Shareholder Approval”), in accordance with the provisions of the Target Governing Documents and applicable Laws.
     Section 3.4 Capitalization.
          (a) As of the date hereof, the authorized capital stock of Target consists of 18,000,000 shares of Target Common Stock, of which there are 3,914,046 shares issued and outstanding; 5,401,960 shares of Target Series A Preferred Stock, all of which are issued and outstanding; and 910,000 shares of Target Series B Preferred Stock, of which there are 904,705 shares issued and outstanding.
          (b) As of the date hereof, the Target Capital Stock is held of record by the Persons and in the amounts set forth in Section 3.4(b) of the Target Disclosure Letter. Each of the issued and outstanding shares of Target Capital Stock: (i) has been offered and sold in material compliance with all applicable securities Laws; (ii) has been duly authorized and validly issued in material compliance with all applicable Laws and the provisions of the Target Governing Documents; (iii) is fully paid and nonassessable; and (iv) is free of preemptive rights. The amount of all accrued and unpaid dividends in respect of the Target Capital Stock is set forth in Section 3.4(b) of the Target Disclosure Letter.
          (c) Except as set forth below (or as may be issued in compliance with Section 6.1) no shares of Target Capital Stock are, and at the Effective Time no shares of Target Capital Stock will be, reserved for any purpose. As of the date hereof, 1,133,682 shares of Target Common Stock are issuable (and such number was reserved for issuance) upon exercise of outstanding Target Options, and 985,715 shares of Target Common Stock are issuable (and such number was reserved for issuance) upon exercise of outstanding Target Warrants, which Target Options and Target Warrants are held by the Persons and in the amounts set forth in Section 3.4(c) of the Target Disclosure Letter. As of the date hereof, except as described in this Section 3.4(c) and except as set forth in Section 3.4(c) of the Target Disclosure Letter: (i) there are no outstanding stock or other ownership interests in Target or any options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Target is a party or by which Target is bound: (a) relating to any issued or unissued Target Capital Stock; (b) obligating Target to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any Target Capital Stock; (c) obligating Target to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (d) obligating Target to grant, issue or sell any Target Capital Stock by sale, lease, license or otherwise; (ii) no shares of Target Capital Stock are subject to repurchase rights, vesting or similar restrictions as of the date hereof; (iii) except for the Target Shareholder Agreement, Target is not a party to any, and as of the date hereof, to the Knowledge of Target, without inquiry, there are no other, voting trusts, proxies or other agreements or understandings with respect to the voting interests of Target; and (iv) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which (x) Target is or could be required to register the offer or sale of shares of Target Capital Stock or other securities under the Securities Act; or (y) any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Target. There are no Target Options other than those issued pursuant to the Target Option Plan, and Target has provided to Parent true, correct and complete copies of the Target Option Plan and each underlying agreement related thereto.
     Section 3.5 Subsidiaries.
          (a) Set forth in Section 3.5(a) of the Target Disclosure Letter is a true, correct and complete list of all direct and indirect Subsidiaries of Target. Except as described in Section 3.5(a) of the Target Disclosure Letter, neither Target nor any of its Subsidiaries holds or owns, directly or indirectly, has agreed to purchase or otherwise acquire, or holds any interest convertible into or exchangeable or exercisable for, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding obligations of Target or any of its Subsidiaries to provide funds to or for the benefit of, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to the obligations of, any other Person. All outstanding equity interests owned by Target or any of its Subsidiaries described in Section 3.5(a) of the Target Disclosure Letter are validly issued, fully paid and nonassessable and owned by Target free and clear of all Liens.
          (b) Except as described in Section 3.5(b) of the Target Disclosure Letter, (i) there are no outstanding stock or other ownership interests in any Subsidiary of Target or any options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which any Subsidiary of Target is a party or by which any Subsidiary of Target is bound: (a) relating to any issued or unissued shares of capital stock of such Subsidiary; (b) obligating such Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of capital stock of such Subsidiary; (c) obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (d) obligating such Subsidiary to grant, issue or sell any shares of capital stock of such Subsidiary by sale, lease, license or otherwise; (ii) no shares of capital stock of any Subsidiary of Target are subject to repurchase rights, vesting or similar restrictions as of the date hereof; (iii) no Subsidiary of Target is a party to any, and as of the date hereof, to the Knowledge of Target, there are no other, voting trusts, proxies or other agreements or understandings with respect to the voting interests of any Subsidiary of Target; and (iv) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which (x) any Subsidiary of Target is or could be required to register the offer or sale of shares of its capital stock or other securities under the Securities Act; or (y) any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of any Subsidiary of Target. Target has provided to Parent true, correct and complete copies of any option or similar plan maintained by any Subsidiary of Target and any underlying agreements related thereto.
     Section 3.6 No Violation. The execution and delivery of this Agreement and each of the Target Documents by Target do not, and the performance by Target of its obligations hereunder and thereunder and the consummation by Target of the transactions contemplated hereby and thereby (including, without limitation, the Second Merger) will not: (i) conflict with or violate any provisions of the Target Governing Documents as in effect at the Effective Time; (ii) assuming compliance with the matters referred to in Section 3.7, conflict with or violate any material Law or any judgment applicable to Target or any of its Subsidiaries or by or to which any of their respective material assets or material properties is bound or subject; (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of Target’s or any of its Subsidiaries’ assets or properties; or (iv) except as described in Section 3.6 of the Target Disclosure Letter, require any consent or other action by any Person under, or result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or require the giving of notice or any other action under, or give rise to any right of termination, change in control, amendment, modification, revocation of grant of rights or assets, placement into or release from escrow of any of Target’s or any of its Subsidiaries’ assets or properties, acceleration or cancellation of, or require payment under, or result in a material loss of any benefit to which Target or any of its Subsidiaries is entitled pursuant to, any note, bond, mortgage, insurance policy, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its Subsidiaries is a party or by or to which Target or any of its Subsidiaries or any of their respective assets or properties is bound or subject.
     Section 3.7 Approvals. Except as described in Section 3.7 of the Target Disclosure Letter, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Target or any of its Subsidiaries in connection with the execution and delivery by Target of this Agreement, the performance by Target of its obligations hereunder or the consummation by Target of the transactions contemplated hereby (including, without limitation, the Second Merger), except for (i) the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania and (ii) the Target Shareholder Approval.
     Section 3.8 Financial Statements.
          (a) Target’s consolidated financial statements as of and for the years ended December 31, 2005 and December 31, 2006 and as of and for the two months ended February 28, 2007 (including, in each case, any notes thereto) set forth in Section 3.8(a) of the Target Disclosure Letter (collectively, the “Target Financial Statements”) have been prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly, in all material respects, the consolidated financial condition and results of operations of Target and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments which will not in the aggregate be material). The Target Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein.
          (b) Each of the Target Financial Statements has been or will be prepared from, and in accordance with, the books and records of Target and its Subsidiaries, which have been, and are being, kept and maintained in accordance with Target’s normal and customary practices and applicable material legal and accounting requirements.
          (c) Neither Target nor any of its Subsidiaries has any material Liabilities, except: (i) Liabilities accrued or reserved for in the Target Financial Statements; (ii) Liabilities (including accounts payable) incurred since February 28, 2007 in the ordinary course of business consistent with past practice; (iii) obligations of Target pursuant to this Agreement; or (iv) those Liabilities set forth in Section 3.8(c) of the Target Disclosure Letter; provided, that (A) all Liabilities of the type described in clauses (ii), (iii) and (iv) above would not, individually or in the aggregate, result in a Target Material Adverse Effect, and (B) except as set forth in Section 3.8(c) of the Target Disclosure Letter, none of the Liabilities described in clause (ii) result from, arise out of, relate to, is in the nature of or was caused by any breach of contract, tort, breach of warranty, infringement or violation of Law.
          (d) Except as set forth in Section 3.8(d) of the Target Disclosure Letter, there are no outstanding loans by Target or any of its Subsidiaries to any of the RPS Securityholders or to any director or officer of Target or any of its Subsidiaries.
     Section 3.9 Ordinary Course Operations. Except as set forth in Section 3.9 of the Target Disclosure Letter, since December 31, 2006, Target and each of its Subsidiaries has conducted its business in the ordinary course, consistent with past practice. Except as set forth in Section 3.9 of the Target Disclosure Letter, since January 1, 2007, no Target Material Adverse Effect has occurred.
     Section 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Target Disclosure Letter, there are no material (and during the two (2) years preceding the date hereof, there have not been any) Claims pending or, to the Knowledge of Target, threatened by any Person against or relating to Target, any of its Subsidiaries or any of their respective officers, directors, employees (based on events allegedly related to their employment) or agents (in their capacities as such) or to which any of their respective assets, properties or rights is subject or, to the Knowledge of Target, for which Target or any of its Subsidiaries is obligated to indemnify any third party. Except as set forth in Section 3.10 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries is subject to or bound by any currently existing or outstanding judgment, order, writ, injunction, decree, ruling or charge, or any continuing order, finding or consent decree of, or settlement agreement with, or, to the Knowledge of Target, continuing investigation by, any Governmental Authority or arbitrator, including without limitation cease-and-desist or other orders. Neither Target nor any of its Subsidiaries has received any written opinion or written memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its business, prospects, financial condition, operations, property or affairs.

     Section 3.11 Compliance with Laws. Target and each of its Subsidiaries has materially complied and is currently materially complying with all material Laws, including without limitation those applicable by virtue of a contractual relationship with a third party. Since January 1, 2007, neither Target nor any of its Subsidiaries has received any written notice or, to the Knowledge of Target, other communication alleging any non-compliance with any of the foregoing. Neither Target nor any of its Subsidiaries is in violation of or in default under, and to the Knowledge of Target, no event has occurred that, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.
     Section 3.12 Permits. Section 3.12 of the Target Disclosure Letter sets forth a complete and accurate listing of all material Approvals and permits necessary for Target or any of its Subsidiaries to own, lease and operate their respective properties or to carry on their respective business as it is now being conducted (collectively, the “Target Approvals and Permits”). Target or its applicable Subsidiary is in possession of all such Target Approvals and Permits and is not in default or violation of any such Target Approval or Permit in any material respect.
     Section 3.13 Environmental Matters.
          (a) Target and each of its Subsidiaries is in material compliance with all applicable Environmental Laws (which compliance includes without limitation the possession by Target or its applicable Subsidiary of all Target Approvals and Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof). Neither Target nor any of its Subsidiaries has received any written notice or, to the Knowledge of Target, other communication alleging that Target or such Subsidiary is not so in compliance. All Target Approvals and Permits currently held by Target or any of its Subsidiaries pursuant to applicable Environmental Laws are identified in Section 3.13(a) of the Target Disclosure Letter.
          (b) There is no (i) Environmental Claim pending or, to the Knowledge of Target, threatened; or (ii) material Release of any Hazardous Material, that reasonably would be expected to form the basis of an Environmental Claim, in each case against Target or any of its Subsidiaries or, to the Knowledge of Target, against any Person with respect to whom Target or any of its Subsidiaries has or may have retained or assumed any Liability for any Environmental Claim, either contractually or by operation of Law.
          (c) During the period of Target’s and each of its Subsidiaries’ operation of the Real Property, the Real Property has not been used for landfill, dumping or other waste disposal activities or operations, for the generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or above-ground storage tanks, or for any other use that would reasonably be expected to give rise to any Environmental Claim; to Target’s Knowledge without inquiry, no such use of the Real Property occurred at any time prior to the period of Target’s and each of its Subsidiaries’ operation of the Real Property.
          (d) Target has provided Parent with copies of all material records in its possession or generated by or on behalf of Target or by or on behalf of a financing source or other agent of Target (but only to the extent Target has Knowledge of such records and such records are reasonably obtainable by it) related to compliance with Environmental Laws including all Phase I and Phase II environmental site assessments and investigations, tests and results of investigations and/or monitoring, compliance reviews and audits, inspection reports and other regulatory compliance notices, all of which are listed in Section 3.13(d) of the Target Disclosure Letter.
     Section 3.14 Title to Assets; Real Estate.
          (a) Target and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the assets and other rights necessary for the conduct of their businesses, free and clear of Liens, other than Permitted Liens, liens which secure indebtedness reflected as liabilities on the Target Financial Statements and liens described in Section 3.14(a) of the Target Disclosure Letter.
          (b) Except as set forth in Section 3.14(b) of the Target Disclosure Letter, the buildings, equipment and other tangible assets that Target and its Subsidiaries own and lease are in good operating condition and repair, ordinary wear and tear excepted and are in all material respects in the condition required of such property for the conduct of the businesses as currently conducted.
          (c) Neither Target nor any of its Subsidiaries owns any real property. Set forth in Section 3.14(c) of the Target Disclosure Letter is a true, correct and complete list of the street address of all real property leased by Target or any of its Subsidiaries or otherwise used in connection with their respective businesses (the “Real Property”). To the Knowledge of Target without inquiry, the use of the Real Property by Target and its Subsidiaries is in compliance with all zoning laws and classifications. To the Knowledge of Target, there are no actions pending or threatened that would alter the current zoning classification of the Real Property. Neither Target nor any of its Subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates.
          (d) Except for Target or its applicable Subsidiary, there are no Persons in possession of, or that have the right to possess, any portion of the Real Property as lessees, tenants at sufferance, or trespassers.
     Section 3.15 Scheduled Contracts; No Default.
          (a) Section 3.15(a) of the Target Disclosure Letter sets forth a true, complete and correct list of all agreements (including all amendments thereto) to which Target or any of its Subsidiaries is a party or a beneficiary or by which Target or any of its Subsidiaries or any of their respective assets or properties is bound relating to the following: (i) each lease with respect to any of the Real Property; (ii) any contract involving an investment by Target or any of its Subsidiaries in any Person; (iii) any employment, bonus, severance or other agreement with (A) any member of the Target Executive Team or (B) any employee or independent contractor of Target or any of its Subsidiaries that contemplates the payment of severance for more than six (6) months following termination (collectively, the “Material Employment Agreements”); (iv)

any loan agreement, note, mortgage, indenture, bond, letter of credit, capital lease, conditional sale agreement, security agreement or other agreement or instrument relating to the borrowing of money or the deferred payment of purchase price for products or services in excess of $100,000 (other than purchase orders entered into in the ordinary course of business that contain customary terms and conditions); (v) any agreement with a customer or supplier required to be listed in Section 3.28 of the Target Disclosure Letter (excluding standard purchase or work orders under existing agreements that relate solely to personnel and pricing matters); provided, that, in respect of agreements with customers, this clause (v) shall only apply to the top ten (10) largest (by dollar volume) customers of Target and its Subsidiaries during calendar year 2006; (vi) any agreement with any Affiliate of Target or any of its Subsidiaries; (vii) any contract with a customer or supplier required to be listed in Section 3.28 of the Target Disclosure Letter that contains any non-competition, nonsolicit, exclusivity or similar restriction including those relating to the geographical area of operations or scope or type of business of Target or any of its Subsidiaries; (viii) any contract relating to any acquisition or disposition of any Target Capital Stock or any capital securities of any of Target’s Subsidiaries; (ix) any individual contract that requires Target to make payments in excess of $250,000 per annum; (x) each Target IP License; and (xi) any contract that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Document (such contracts described in clauses (i) through (xi) above, collectively, the “Target Scheduled Contracts”). Target has delivered to Parent a true, complete and correct copy of each of the Target Scheduled Contracts.
          (b) Except as described in Section 3.15(b) of the Target Disclosure Letter, with respect to each Target Scheduled Contract: (i) such Target Scheduled Contract is legal, valid and binding upon the Target or its Subsidiaries and, to the Knowledge of Target, upon the other parties thereto and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by Equitable Limitations; (ii) Target or its applicable Subsidiary has performed all of its material obligations under such Target Scheduled Contract, and there exists no material breach or material default (or event that with notice or lapse of time would constitute a breach or default) on the part of Target or its applicable Subsidiary or, to the Knowledge of Target, any other Person under such Target Scheduled Contract; (iii) Target has not received or delivered written notice of termination or written notice of default or any threatened termination under such Target Scheduled Contract; and (iv) Target or its applicable Subsidiary has no present expectation or intention of terminating such Target Scheduled Contract, except for any such termination as would not reasonably be expected to result in a Target Material Adverse Effect.
     Section 3.16 Intellectual Property Rights. Section 3.16 of the Target Disclosure Letter contains a true, correct and complete list of: (i) all Patents owned by Target or any of its Subsidiaries (“Target Patents”); (ii) all Trademarks owned by Target or any of its Subsidiaries (“Target Trademarks”); (iii) all Copyrights owned by Target or any of its Subsidiaries (“Target Copyrights”); (iv) all Software developed by or on behalf of Target or any of its Subsidiaries used in the operation of Target’s or any of its Subsidiaries’ business (“Target Software”); and (v) all third party licenses of any Intellectual Property rights to Target or any of its Subsidiaries, or under which Target or any of its Subsidiaries is permitted to use any Intellectual Property in connection with the operating of their business (the “Target IP Licenses”), provided that Section 3.16 of the Target Disclosure Letter is not required to list Target IP Licenses for “off the shelf software.” The Target Patents, Target Trademarks, Target Copyrights, Target Software and Target Trade Secrets are collectively referred to herein as the “Target Intellectual Property.” Together the Target Intellectual Property and the Target IP Licenses constitute all of the Intellectual Property that is used in the operation of the business of Target or any of its Subsidiaries as currently conducted. Except as set forth in Section 3.16 of the Target Disclosure Letter:
          (a) Target or its applicable Subsidiary exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Target Intellectual Property and all Target IP Licenses, free and clear of all Liens other than Permitted Liens. Target has valid licenses to use all software installed on any of its computers or otherwise used in its business that is not owned by Target (assuming the licensor has the right to license such software to Target on the terms of such licenses).
          (b) All Target Intellectual Property is valid and enforceable, and all Target Patents, Target Trademarks and Target Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office and in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).
          (c) To the Knowledge of Target, neither the operation of the business of Target or any of its Subsidiaries, nor any of their activities infringes on or violates the Intellectual Property rights of others (“Third Party IP Rights”), or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Rights.
          (d) To the Knowledge of Target: (i) there is no, nor has there been any, infringement or violation by any Person of any of the Target Intellectual Property or Target’s or its Subsidiaries’ rights therein or thereto; and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Target Intellectual Property.
          (e) Target and each of its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of the Target Trade Secrets.
          (f) Except as described in Section 3.16(f) of the Target Disclosure Letter, neither Target nor any of its Subsidiaries has directly or indirectly granted any rights, licenses or interests in any of the Target Intellectual Property.
     Section 3.17 Private Information. Target and its Subsidiaries and their respective employees and agents on behalf of Target and its Subsidiaries have, at all times, received, used, disclosed, referenced and/or collected protected health information (as that term is defined by HIPAA and the regulations promulgated thereunder), personal financial information, and other personally identifiable information from any third parties, in compliance with HIPAA and all other applicable Laws governing the use, disclosure, and confidentiality of personal health and financial information. Target and its Subsidiaries have all rights, authorizations, consents or other permissions required by all applicable Laws to transfer, share, disclose or otherwise provide such protected health information, personal financial information and other personally identifiable information to Parent. At no time has Target or any of its Subsidiaries maintained medical records of any third party, except in compliance with HIPAA and all other applicable Laws.
     Section 3.18 Accounts Receivable. All accounts receivable of Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims (except as reserved for on Target’s books and records and for offsetting invoices between Target’s customers which are also Target’s suppliers), and to the Knowledge of Target, are current and collectible in the ordinary course of business consistent with past practice (except as reserved for on the Target’s books and records).
     Section 3.19 Taxes.
          (a) Target and each of its Subsidiaries has duly and timely filed (or there has been filed on its behalf) with, or duly requested an extension of time for such filing from, the appropriate Governmental Authorities all material Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by it or with respect to its income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects, and all Taxes of Target and each of its Subsidiaries whether or not shown to be due on such Tax Returns have been timely paid in full.
          (b) Target and each of its Subsidiaries has, in accordance with all applicable Laws, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
          (c) There are no Liens (except for Permitted Liens) for Taxes upon any of the assets or properties of Target or any of its Subsidiaries.
          (d) Except as set forth in Section 3.19(d) of the Target Disclosure Letter, neither Target nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns have been given by or on behalf of Target or any of its Subsidiaries that are still in effect other than those that arise by filing a Tax Return by the extended due date.
          (e) Except as set forth on Section 3.19(e) of the Target Disclosure Letter, there is no audit, action, suit, proceeding or investigation now pending, or to the Knowledge of Target, threatened with regard to any Tax or Tax Returns of Target or any of its Subsidiaries; and neither Target nor any of its Subsidiaries has received written notice to the effect that, and Target has no Knowledge that, any Governmental Authority intends to conduct such an audit or investigation.
          (f) All Tax deficiencies, if any, which have been claimed, proposed or asserted against Target or any of its Subsidiaries by any Governmental Authority have been fully paid or are being contested in good faith by appropriate proceedings, are adequately reserved for in the Target Financial Statements and are described in Section 3.19(f) of the Target Disclosure Letter.
          (g) Neither Target nor any of its Subsidiaries has agreed or proposed, or is required, to make any adjustments under Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method).
          (h) Neither Target nor any of its Subsidiaries is a party to any closing agreement with any Governmental Authority that would be binding on the Surviving Corporation after the Closing, and neither Target nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Governmental Authorities that would be binding on the Surviving Corporation after the Closing, and there are no outstanding requests for such rulings from any Governmental Authority.
          (i) Neither Target nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnification or Tax allocation or other similar contract or arrangement with any party other than Target or such Subsidiaries.
          (j) Target has previously delivered or made available to Parent true, complete and correct copies of: (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority since December 31, 2001 relating to the United States federal, state, local or foreign income Taxes due from or with respect to Target or any of its Subsidiaries; and (ii) all United States federal income Tax Returns, and state income Tax Returns filed by Target or any of its Subsidiaries (or on its behalf) for tax periods ending on or after December 31, 2003.
          (k) Neither Target nor any of its Subsidiaries: (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the common parent is Target; or (ii) has any Liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than Target and its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
          (l) No written claim has been made within the past five (5) years in a jurisdiction where neither Target nor any of its Subsidiaries files Tax Returns to the effect that Target or any of its Subsidiaries may be subject to taxation by such jurisdiction.
          (m) Neither Target nor any of its Subsidiaries has distributed the stock of any corporation in a transaction intending to satisfy the requirements of Section 355 of the Code, and no shares of Target Capital Stock have been distributed in a transaction intending to satisfy the requirements of Section 355 of the Code.
          (n) Neither Target nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income of Target that accrued in a prior taxable period but was not recognized in such prior taxable period as a result of: (i) the installment method of accounting; (ii) the long-term contract method of accounting; (iii) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax Law having similar effect); or (iv) Section 481 of the Code (or any provision of any foreign, state or local Tax Law having similar effect).
          (o) Neither Target nor any of its Subsidiaries has entered into any transaction that is a “reportable transaction” (as defined in Treasury Regulations Section 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).
     Section 3.20 Insurance. Target and its Subsidiaries are currently insured, and have been insured, for commercially reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured. Section 3.20 of the Target Disclosure Letter sets forth a true, correct and complete list of all insurance policies or binders maintained by or for the benefit of Target, any of its Subsidiaries or any of their respective directors, officers, employees or agents (collectively, the “Target Insurance Policies”). Each of the Target Insurance Policies is in full force and effect, no premiums due and payable thereon are delinquent, and, to the Knowledge of Target, neither Target nor any of its Subsidiaries has done or omitted to do or suffered to be done anything that has rendered or might render any of the Target Insurance Policies void or voidable or that would cause or allow any claims under any of the Target Insurance Policies to be denied. There are no pending claims by Target or any of its Subsidiaries against any of the Target Insurance Policies or under any other insurance policy previously maintained by Target or any of its Subsidiaries as to which the insurers have denied Liability. Target and each of its Subsidiaries has materially complied with all provisions of the Target Insurance Policies. Neither Target nor any of its Subsidiaries has received a written notice of default under any of the Target Insurance Policies or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any of the Target Insurance Policies. Neither Target nor any of its Subsidiaries has received any written notice or, to the Knowledge of Target, other communication that would cause Target to reasonably believe that it will not be able to continue to maintain any of the Target Insurance Policies. None of the Target Insurance Policies provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date hereof. Section 3.20 of the Target Disclosure Letter sets forth a list of all claims (other than insurance claims made by or for the benefit of employees) in excess of $100,000 individually submitted to insurers during the last three (3) years under any Target Insurance Policy.
     Section 3.21 Employees.
          (a) Except as set forth in Section 3.21(a) of the Target Disclosure Letter, no member of the Target Executive Team has an employment agreement or understanding with Target, whether oral or written, that is not terminable upon notice by Target without cost or other Liability to Target.
          (b) Except as set forth in Section 3.21(b) of the Target Disclosure Letter, neither Target nor any of its Subsidiaries, formally or informally, has a custom, policy or practice of paying severance payments to employees for more than six (6) months following termination. Target has identified in Section 3.21(b) of the Target Disclosure Letter, and has made available to Parent true, correct and complete copies of all agreements (including amendments thereto) with directors, officers or employees of or consultants to Target or any of its Subsidiaries committing Target or any of its Subsidiaries to make severance payments in the event of termination for more than six (6) months following such termination, to accelerate the vesting of any stock options or to require payment of additional bonus payments upon the completion of the Merger.
          (c) No member of the Target Executive Team is expected or, to the Knowledge of Target, has any plans to terminate his or her employment or relationship as an employee with Target, nor does Target have any present intention to terminate the employment of any member of the Target Executive Team.
          (d) To the Knowledge of Target, no employee of Target or any of its Subsidiaries is a party to or is otherwise bound by any agreement or arrangement (including without limitation confidentiality agreements, noncompetition agreements, licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority: (i) that would conflict with such employee’s ability to perform his or her duties as an employee of Target or any of its Subsidiaries; or (ii) that would conflict with Target’s or any of its Subsidiaries’ business as now conducted.
          (e) To the Knowledge of Target, neither Target nor any of its Subsidiaries is delinquent in payments accrued to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed through the date hereof or amounts required to be reimbursed to them through the date hereof.
          (f) Neither Target nor any of its Subsidiaries is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral commitment or arrangement with any labor union, and no labor union has, to the Knowledge of Target, sought to represent any of Target’s or any of its Subsidiaries’ employees, representatives or agents. During the last five years, there has been no: (i) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of Target or any of its Subsidiaries; (ii) unfair labor practice complaint pending or, to the Knowledge of Target, threatened in writing against Target or any of its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency; (iii) pending or, to the actual Knowledge of Target, threatened strike, slow-down, work stoppage, lockout or other collective labor Claim by or with respect to any employees of Target or any of its Subsidiaries; or (iv) pending or, to the actual Knowledge of Target, threatened representation question or union or labor organizing activities with respect to employees of Target or any of its Subsidiaries, nor is Target or any of its Subsidiaries subject to any legal duty to bargain with any labor organization on behalf of any employee of Target or any of its Subsidiaries.
     Section 3.22 Employee Benefit Plans.
          (a) Section 3.22(a) of the Target Disclosure Letter contains a true, correct and complete list of each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each separation or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six (6) years, sponsored, maintained or contributed to or required to be contributed to by Target or by any trade or business, whether or not incorporated, that together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), or to which Target or any ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of Target (collectively, “Target Benefit Plans”).
          (b) Neither Target nor any of its Subsidiaries, nor any ERISA Affiliate, has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change, in any material way, any existing Target Benefit Plan that would affect any current or former employee, officer, director or consultant of Target or any of its Subsidiaries.
          (c) With respect to each Target Benefit Plan and Subsidiary Benefit Plan, Target has heretofore delivered to Parent a current, true, correct and complete copy (or, to the extent no such copy exists, an accurate written description) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination, opinion or notification letter and any pending application requesting issuance of a determination letter; (iii) any summary plan descriptions, summaries of material modifications or other reports and summaries required under ERISA or the Code; (iv) for the two most recent years for which such documents are available, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any related correspondence; (v) copies of any material documents and correspondence relating to any Target Benefit Plan received from or provided to the IRS of the United States Department of Labor; and (vi) all summaries furnished employees, officers and directors of Target or any of its Subsidiaries of all incentive compensation, bonus or other plans and fringe benefits for which a summary plan description is not available. Each Target Benefit Plan intended to be “qualified” within the meaning of Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has been determined to be “qualified” by the IRS and has received a favorable determination letter or opinion letters, as applicable, as to its Tax qualified status and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Knowledge of Target, no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. No Target Benefit Plan is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.
          (d) Neither Target nor any ERISA Affiliate, sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within the last six (6) years sponsored, maintained, contributed to or had an obligation to contribute to, any “multiemployer plan,” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or comparable provisions of any other applicable Law; any “multiple employer plan,” as such term is defined in Treasury Regulation Section 1.413-2(a)(2); any “multiple employer welfare arrangement,” as such term is defined in Section 3(40)(A) of ERISA; or any pension plan (as defined in Section 3(2) of ERISA) subject to Part 3 of Title I of ERISA or Title IV of ERISA, or Section 412 of the Code.
          (e) Each Target Benefit Plan and each Subsidiary Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code to the extent applicable, and all contributions required to be made under the terms of any of the Target Benefit Plans and each Subsidiary Benefit Plan as of the date hereof have been timely made or, if not yet due, have been properly reflected in the Target Financial Statements except for any failure to do so which would not result in any material Liability to Target or any of its Subsidiaries. All premiums or other payments required for applicable insurance coverage for all periods ending on or before the Effective Time have been paid or accrued for each Target Benefit Plan and each Subsidiary Benefit Plan.
          (f) Except for benefits provided under the Material Employment Agreements, no Target Benefit Plan or Subsidiary Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Target or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
          (g) Except as described in Section 3.22(g) of the Target Disclosure Letter, the consummation of the transactions contemplated by this Agreement (including, without limitation, the Second Merger), either alone or in combination with another event, will not: (i) entitle any current or former employee, director, officer or consultant of Target or any of its Subsidiaries to severance pay, unemployment compensation, loan forgiveness or any other payment; (ii) except as provided in this Agreement, accelerate the time of payment or vesting, or increase the amount of, any compensation or benefits due any such employee, director, officer or consultant, including without limitation under any Target Benefit Plan or Subsidiary Benefit Plan; or (iii) prevent Target or any of its Subsidiaries from amending or terminating any Target Benefit Plan or Subsidiary Benefit Plan.
          (h) There are no pending or, to the Knowledge of Target, threatened or anticipated claims against Target or any ERISA Affiliate, by or on behalf of any Target Benefit Plan or Subsidiary Benefit Plan or any employee or beneficiary covered under any such Target Benefit Plan or Subsidiary Benefit Plan with respect to such plan, or otherwise involving any such Target Benefit Plan or Subsidiary Benefit Plan, including any audit or inquiry by the IRS or the United States Department of Labor (other than routine claims for benefits).
          (i) Each Target Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notices 2005-1, 2006-4 and 2006-79.
          (j) Except as set forth in Section 3.22(j) of the Target Disclosure Letter, Target does not sponsor or contribute to or have any Liability with respect to any employee benefit plan, program or arrangement that provides or provided benefits to employees who perform or performed services for Target outside of the United States.

          (k) There is no agreement, contract, plan or arrangement to which Target or any of its Subsidiaries is a party that may result, separately or in the aggregate, in the payment of any amount by Target or any of its Subsidiaries that is not deductible under Section 404 of the Code or that may be an “excess parachute payment” within the meaning of Section 280G of the Code and no action by Target or any of its Subsidiaries, whether pursuant to this Agreement or otherwise, shall result in the making of any such payment.
     Section 3.23 No Illegal Payments. To the Knowledge of Target, neither Target nor any of its Subsidiaries, nor any of their respective officers, directors or agents, nor any other Person acting on behalf of Target or any of its Subsidiaries, nor any Affiliate, has: (i) used any corporate or other funds of Target or any of its Subsidiaries for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds, in violation of any applicable Law; (ii) made any payment for the account or benefit, or using funds, of Target or any of its Subsidiaries in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) accepted or received any unlawful contributions, payments, expenditures or gifts; or (iv) made any false or fictitious entries in the books and records of Target or any of its Subsidiaries.
     Section 3.24 Related-Party Transactions. Except as set forth in Section 3.24 of the Target Disclosure Letter, neither any Affiliate nor any director, officer or employee, or any immediate family member thereof, or any corporation, limited liability company, partnership, trust or other entity in which any such Person is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding equity interests thereof:
          (a) is a party to, or during the past two (2) years has been a party to, any material transaction with Target or any of its Subsidiaries, or any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person, other than employment-at-will arrangements in the ordinary course of business, consistent with past practice;
          (b) has any direct or indirect ownership interest in any firm or corporation with which Target or any of its Subsidiaries is Affiliated or with which Target or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with Target or any of its Subsidiaries; or
          (c) is currently indebted to Target or any of its Subsidiaries, other than as a result of advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Target or such Subsidiary’s policies.
     Section 3.25 Assumptions and Guaranties of Liabilities. Neither Target nor any of its Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any Liabilities of any other Person (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds to or otherwise invest in such Person, or otherwise to assure any creditor of such Person against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, consistent with past practice.
     Section 3.26 No Brokers. Except as set forth in Section 3.26 of the Target Disclosure Letter, no broker, finder, agent, intermediary, investment banker or other Person (other than attorneys and accountants) is entitled to any brokerage, finder’s, agent’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Target or any of its Subsidiaries. Except as set forth in Section 3.26 of the Target Disclosure Letter, no director, officer or employee of Target is entitled to any change of control payment, bonus or other amount as a result of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Documents.
     Section 3.27 Information Supplied. The information supplied or to be supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in the “Letter from the Chairman of Cross Shore – Background to RPS,” “Risk Factors – Risks Related to RPS/The Biopharmaceutical Outsourcing Industry,” “Information on RPS/The Enlarged Group – Information on RPS” and “Financial Information on RPS” sections of the Readmission Document, or in such other sections of the Readmission Document containing statements or information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in such other sections of the Readmission Document, or any amendments or supplements to such sections mutually agreed to by Parent and Target, will not: (i) at the time the Readmission Document is published in accordance with the AIM Rules and sent to the Parent Stockholders, (ii) at the time the Application is submitted to the Exchange, (iii) at the time of the Parent Stockholders’ Meeting, or (iv) at the time of Admission, contain any untrue statement of material fact, or omit to state any material fact regarding Target or any of its Subsidiaries required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.
     Section 3.28 Customers and Suppliers. Section 3.28 of the Target Disclosure Letter sets forth a correct and complete list of (i) the ten (10) largest (by dollar volume) suppliers of products or services to Target and its Subsidiaries and (ii) twenty (20) largest (by dollar volume) customers of Target and its Subsidiaries, each during calendar year 2006. Section 3.28 of the Target Disclosure Letter also sets forth, for each such customer, the aggregate revenues to Target and its Subsidiaries derived from such customer during calendar year 2006.
Article IV.
Representations and Warranties Concerning the RPS Securityholders
     Each RPS Securityholder hereby severally represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true, complete and correct as of the date hereof, and will be true and correct as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).
     Section 4.1 Organization of Certain RPS Securityholders. If the RPS Securityholder is a corporation, partnership, limited liability company, trust or other entity, the RPS

Securityholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.
     Section 4.2 Authorization. The RPS Securityholder has full power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, and to perform his, her or its obligations hereunder and thereunder. If the RPS Securityholder is a corporation, partnership, limited liability company, trust or other entity, the execution, delivery and performance of this Agreement and the documents to be delivered hereunder by such RPS Securityholder have been duly authorized and approved by its Board of Directors, partners, managers, members or trustees, as appropriate, and no other proceedings on the part of such RPS Securityholder are necessary to authorize this Agreement and the documents to be delivered hereunder, and the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder constitute the valid and legally binding obligation of each RPS Securityholder, enforceable in accordance with its terms except as enforcement may be limited by the Equitable Limitations.
     Section 4.3 Noncontravention. Neither the execution and the delivery of this Agreement and each of the documents to be delivered hereunder, nor the consummation of the transactions contemplated hereby or thereby will (i) if the RPS Securityholder is a corporation, partnership, limited liability company, trust or other entity, violate the organizational documents of the RPS Securityholder, (ii) violate any Law or judgment to which the RPS Securityholder is subject, (iii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the RPS Securityholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject or (iv) result in the imposition of any Lien upon any of his, her or its assets. The RPS Securityholder does not need to give any notice to, make any filing with, or obtain any Approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.
     Section 4.4 Target Capital Stock and Target Warrants. The RPS Securityholder holds of record and owns beneficially the number of shares of Target Capital Stock and/or the number of Target Warrants set forth in its Letter of Transmittal, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (except as any of the foregoing may be set forth in the Target Shareholders Agreement). Except for the Target Shareholders Agreement, the RPS Securityholder is not a party to (i) any option, warrant, purchase right, or other contract or commitment that could require the RPS Securityholder to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement) or (ii) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Capital Stock.
     Section 4.5 Investment Status. The RPS Securityholder represents that it will receive the Parent Merger Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable Law. The RPS Securityholder acknowledges that the Parent Merger Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or unless an exemption from such registration is available.
Article V.
Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub hereby jointly and severally represent and warrant to Target and the RPS Securityholders that, except as set forth in the Disclosure Letter furnished by Parent to Target simultaneously with the execution hereof (the “Parent Disclosure Letter”), the statements contained in this Article V are true, complete and correct as of the date hereof, and will be true and correct as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).
     Section 5.1 Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect.
     Section 5.2 Governing Documents. Copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and by-laws of Merger Sub (collectively, the “Parent Governing Documents”) heretofore delivered to Target are true, complete and correct copies of such instruments as in effect as of the date hereof. The Parent Governing Documents are in full force and effect. Neither Parent nor Merger Sub is in material violation of any provision of the Parent Governing Documents. The books and records, minute books, stock record books and other similar records of Parent and Merger Sub are true, correct and complete in all material respects.
     Section 5.3 Corporate Power and Authority; Vote Required.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other document contemplated hereby to which it is a party (each, a “Parent Document” and collectively, the “Parent Documents”). Subject to obtaining the Parent Stockholder Approval, the execution and delivery by Parent of this Agreement and each of the Parent Documents, the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub (including without limitation approval by Parent as sole shareholder of Merger Sub), and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any of the Parent Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by Target, constitutes, and each Parent Document will be duly executed and delivered by Parent and Merger Sub at the Closing and, assuming the due authorization, execution and delivery thereof by each other party thereto, will constitute, legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with their respective terms, except as such enforceability may be limited by Equitable Limitations.
          (b) The only votes of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and the consummation of the Merger are the affirmative vote, at a meeting duly called and held, of (i) the holders of a majority of the shares of outstanding Parent Common Stock issued in Parent’s initial public offering of securities (the “IPO Shares”) represented, in person or by proxy, at such meeting and (ii) the holders of a majority of the shares of outstanding Parent Common Stock entitled to vote thereon to approve the amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent Common Stock from 74,800,000 to 150,000,000, in accordance with the provisions of the Parent Governing Documents and applicable Laws.
          (c) The only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve this Agreement and the consummation of the Merger and the other transactions contemplated hereby is the affirmative vote by written consent in lieu of any meeting of Parent as the sole shareholder of Merger Sub in accordance with the provisions of the Parent Governing Documents and applicable Laws.
     Section 5.4 Capitalization.
          (a) As of the date hereof, the authorized capital stock of Parent consists of 74,800,000 shares of Parent Common Stock, of which there are 23,333,335 shares issued and outstanding; and 1,000,000 shares of Parent Preferred Stock, of which there are no shares issued and outstanding. Each of the outstanding shares of Parent Common Stock: (i) has been offered and sold in material compliance with all applicable securities Laws; (ii) has been duly authorized and validly issued in material compliance with all applicable Laws and the provisions of the Parent Governing Documents; and (iii) is fully paid and nonassessable. As of the date hereof, up to 933,333 shares of Parent Common Stock and up to 1,866,666 Parent Warrants are issuable upon exercise of the option described in Section 5.4(a) of the Parent Disclosure Letter and 37,333,336 shares of Parent Common Stock are issuable upon exercise of outstanding Parent Warrants. Except for the issuance of the securities referenced above, Parent has not issued any securities. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of Parent Common Stock. As of the Closing Date, Parent’s authorized capital stock will be adequate and sufficient in order to consummate the transactions contemplated by this Agreement and Parent will have set aside and reserved adequate and sufficient capital stock and other securities to consummate the transactions contemplated by this Agreement.
          (b) The shares of Parent Merger Securities to be issued in connection with the Merger, when issued as contemplated hereby, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any applicable Laws, provision of the Parent Governing Documents or requirements set forth in applicable contracts.
          (c) As of the date hereof, except as set forth in Section 5.4(c) of the Parent Disclosure Letter: (i) there are no outstanding options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound (a) relating to the issued or unissued Parent Capital Stock; (b) obligating Parent or Merger Sub to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of Parent Capital Stock; (c) obligating Parent or Merger Sub to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (d) obligating Parent to grant, issue or sell any shares of Parent Capital Stock by sale, lease, license or otherwise; (ii) no shares of Parent Capital Stock are subject to repurchase rights, vesting or similar restrictions as of the date hereof; (iii) Parent is not a party to any, and as of the date hereof, to the Knowledge of Parent, without inquiry, there are no other, voting trusts, proxies or other agreements or understandings with respect to the voting interests of Parent; and (iv) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which Parent is or could be required to register shares of Parent Capital Stock under the Securities Act.
          (d) Except as set forth in Section 5.4(d) of the Parent Disclosure Letter, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Parent Capital Stock to which Parent is a party or by which Parent is bound.
          (e) Except as set forth in Section 5.4(e) of the Parent Disclosure Letter, neither Dennis M. Smith nor Edward V. Yang owns or will immediately after the Closing or as a result of the Closing own, beneficially or of record, any Parent Capital Stock or Parent Warrants.
     Section 5.5 Ownership of Merger Sub; No Prior Activities.
          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
          (b) All of the outstanding capital stock of Merger Sub is owned beneficially and of record directly by Parent, free and clear of all Liens. Except for this Agreement, there are no outstanding options or warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, agreements, arrangements or commitments) to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound (a) relating to the issued or unissued capital stock of Merger Sub; (b) obligating Merger Sub to issue, deliver, sell, repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired or disposed of, any shares of capital stock of Merger Sub; (c) obligating Merger Sub to grant, issue or sell any shares of capital stock of Merger Sub by sale, lease, license or otherwise. There are no shares of capital stock of Merger Sub subject to repurchase rights, vesting or similar restrictions. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which Merger Sub is or could be required to register shares of capital stock of Merger Sub or other securities under the Securities Act.
          (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Documents, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities, contingent or otherwise, or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 5.6 No Violation. The execution and delivery of this Agreement and each of the Parent Documents by Parent and Merger Sub do not, and neither the performance by Parent and Merger Sub of their obligations hereunder and thereunder nor the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provisions of the Parent Governing Documents as in effect at the Effective Time; (ii) except as set forth in Section 5.6 of the Parent Disclosure Letter, assuming compliance with the matters referred to in Section 5.7, conflict with or violate any Law or judgment applicable to Parent or Merger Sub or by or to which any of their respective assets or properties is bound or subject; (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of Parent’s or Merger Sub’s assets or properties; or (iv) except as set forth in Section 5.6 of the Parent Disclosure Letter, assuming compliance with the matters referred to in Section 5.7, require any consent or other action by any Person under, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or require the giving of notice or any other action under, or give rise to any right of termination, acceleration or cancellation of, any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by or to which Parent or Merger Sub or any of their respective assets or properties is bound or subject, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.
     Section 5.7 Approvals. No Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania; (ii) the Parent Stockholder Approval; (iii) the submission of the Application; and (iv) as is required under any applicable securities Laws.

     Section 5.8 Financial Statements.
          (a) The financial statements of Parent included in the Original Offering Circular and Parent’s consolidated financial statements for the two (2) month period ended February 28, 2007 (collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial condition and results of operations of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments, which will not be material). The Parent Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein.
          (b) The Parent Financial Statements have been prepared from, and in accordance with, the books and records of Parent, which have been, and are being, kept and maintained in accordance with Parent’s normal and customary practices and applicable material legal and accounting requirements.
          (c) Parent has no material Liabilities, except: (i) Liabilities accrued or reserved for in the Parent Financial Statements; (ii) Liabilities described in the Original Offering Circular; (iii) Liabilities incurred since the latest balance sheet date in the ordinary course of business consistent with past practice; or (iv) obligations of Parent pursuant to this Agreement; provided, that all Liabilities of the type described in clauses (iii) or (iv) above would not, individually or in the aggregate, result in a Parent Material Adverse Effect, and none of the Liabilities described in clause (iii) results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, tort, breach of warranty, infringement or violation of Law.
     Section 5.9 Trust Fund. As of the date hereof, the trust fund of Parent has a balance of at least $105 million, which amount is available to Parent on the terms described in the Original Offering Circular, subject to the exercise by the Parent Stockholders of their repurchase rights provided under Parent’s certificate of incorporation.
     Section 5.10 No Brokers. Except as set forth in Section 5.10 of the Parent Disclosure Letter, no broker, finder, agent, intermediary, investment banker or other Person (other than attorneys and accountants) is entitled to any brokerage, finder’s, agent’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.
     Section 5.11 Parent Contracts. Parent has made available to Target accurate and complete copies of all of its written contracts and agreements, including all amendments thereto, and has provided to Target a written description, complete and accurate in all material respects, of each of its contracts and agreements that is not written. Each of Parent’s contracts and agreements is legal, valid and binding upon Parent and, to the Knowledge of Parent, upon the other parties thereto and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by Equitable Limitations. Parent has performed all of its material obligations under each such contract and agreement, and there exists no material breach or material default (or event that with notice or lapse of time would constitute a breach or default) on the part of Parent or, to the Knowledge of Parent, any other Person under such contract or agreement. Parent has not received or delivered written notice of termination or written notice of default or any threatened termination under any such contract or agreement. Parent has no present expectation or intention of terminating any such contract or agreement, except for any such termination as would not reasonably be expected to result in a Parent Material Adverse Effect.
     Section 5.12 Operations of Parent. Parent (i) has not previously conducted, does not currently conduct and shall not conduct through the Effective Time business operations, (ii) has not previously owned, does not currently own and shall not own through the Effective Time any real property, (iii) except as set forth in Section 5.12 of the Parent Disclosure Letter, has not previously employed, does not currently employ and shall not employee any individual through the Effective Time, and (iv) has no other Subsidiary other than Merger Sub and Merger Sub Two.
     Section 5.13 Absence of Litigation. There are no material (and since the formation of Parent and Merger Sub, there have not been any) Claims pending or, to the Knowledge of Parent, threatened by any Person against or relating to Parent, Merger Sub or any of their respective officers, directors, employees (based on events allegedly related to their employment) or agents (in their capacities as such) or to which any of their respective assets, properties or rights is subject or, to the Knowledge of Parent, for which Parent is obligated to indemnify any third party. Neither Parent nor Merger Sub (nor any officer, director, agent, or employee of Parent or Merger Sub) is subject to or bound by any currently existing or outstanding judgment, order, writ, injunction, decree, ruling or charge, or any continuing order, finding or consent decree of, or settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority or arbitrator, including without limitation cease-and-desist or other orders. Neither Parent nor Merger Sub has received any written opinion or written memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage that may be material to its business, prospects, financial condition, operations, property or affairs.
     Section 5.14 Compliance with Laws. Parent and Merger Sub have materially complied and are currently materially complying with all material Laws, including without limitation those applicable by virtue of a contractual relationship with a third party. Since January 1, 2006, neither Parent nor Merger Sub has received any notice or communication alleging any non-compliance with any of the foregoing. Neither Parent nor Merger Sub is in violation of or in default under, and to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.
     Section 5.15 No Illegal Payments. To the Knowledge of Parent, neither Parent nor Merger Sub, nor any of their respective officers, directors or agents, nor any other Person acting on behalf of Parent or Merger Sub, nor any Affiliate or immediate family member of any of the foregoing, has: (i) used any corporate or other funds of Parent or Merger Sub for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds, in violation of any applicable Law; (ii) made any payment for the account or benefit, or using funds, of Parent or Merger Sub in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) accepted or received any unlawful contributions, payments, expenditures or gifts; or (iv) made any false or fictitious entries in the books and records of Parent or Merger Sub.
     Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Readmission Document, or any amendments or supplements thereto, will: (i) at the time the Readmission Document is published in accordance with the AIM Rules and sent to the Parent Stockholders, (ii) at the time the Application is submitted to the Exchange, (iii) at the time of the Parent Stockholders’ Meeting, or (iv) at the time of Admission, contain any untrue statement of material fact, or omit to state any material fact regarding Target or any of its Subsidiaries required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.
     Section 5.17 Related-Party Transactions. Except as set forth in Section 5.17 of the Parent Disclosure Letter, neither any Affiliate nor any director, officer or employee, or any immediate family member thereof, or any corporation, limited liability company, partnership, trust or other entity in which any such Person is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding equity interests thereof:
          (a) is a party to, or since the formation of Parent has been a party to, any material transaction with Parent, or any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person, other than employment-at-will arrangements in the ordinary course of business, consistent with past practice;
          (b) has any direct or indirect ownership interest in any firm or corporation with which Parent is Affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent; or
          (c) is currently indebted to Parent, other than as a result of advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Parent’s policies.
Article VI.
Covenants
     Section 6.1 Conduct of Business by Target Pending the Closing. Target agrees that, between the date hereof and the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), except as set forth in Section 6.1 of the Target Disclosure Letter, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), Target and its Subsidiaries will conduct their respective operations only in the ordinary and usual course of business consistent with past practice, and will use commercially reasonable efforts to keep available the services of their respective current key officers and employees and preserve their respective current relationships with their customers, suppliers and other Persons with whom they have business relationships as and preserve intact their respective business organization and goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
          (a) amend or otherwise change its articles of incorporation, by-laws or equivalent organizational documents, or adopt or implement any shareholder rights plan;
          (b) (i) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of Target or any of its Subsidiaries, except for annual merit increases for non-managers in the ordinary course of business consistent with past practice or in accordance with any agreement set forth in Section 6.1 of the Target Disclosure Letter; (ii) pay or accrue any bonus to any director, officer, employee or consultant of Target or any of its Subsidiaries, except for the $1,200,000 payment to be made by Target immediately prior to Closing to certain of its officers (the “Target Management Bonus”) or as is consistent with past practice; (iii) grant any rights to severance or termination pay to, or enter into or amend any employment, severance or other agreement with, any director, officer or other employee or consultant of Target or any of its Subsidiaries, except for the Management Employment Agreements; (iv) establish, adopt, accelerate, enter into, amend or increase the benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant of Target or any of its Subsidiaries, except as required by applicable Law or the terms of any existing plans as in effect on the date hereof; or (v) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Target Benefit Plans or Subsidiary Benefit Plans;
          (c) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any stock or other securities of any of Target or its Subsidiaries (whether by merger, consolidation or otherwise), or any securities convertible or exchangeable or exercisable therefor, or any options, warrants or other rights of any kind to acquire any stock or other securities of Target or any of its Subsidiaries or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Target or any of its Subsidiaries other than (i) the issuance of up to an aggregate of 75,000 Target Options having an exercise price of $8.00 per share of Target Common Stock to new employees hired by Target during the Interim Period, (ii) the issuance of shares of Target Common Stock upon the exercise of Target Options outstanding as of the date of this Agreement or granted in conformity with clause (i) above, and (iii) the issuance of shares of Target Common Stock upon the exercise of the Target Warrants;
          (d) sell, lease, license, exchange, mortgage, pledge, transfer, encumber or otherwise dispose of, any of its assets or properties (whether by merger, consolidation or otherwise), except for (i) dispositions of assets, goods, services or inventories in the ordinary course of business and consistent with past practice; (ii) the sale of unused or obsolete equipment; or (iii) pursuant to existing contracts or commitments;
          (e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Target Capital Stock or enter into any agreement with respect to the voting of any Target Capital Stock or any capital securities of any of Target’s Subsidiaries; provided, however, that this clause (e) shall not apply to inter-company dividends or other inter-company distributions payable as between Target and one or more Subsidiaries of Target or any dividends paid in accordance with the terms of the Target Preferred Stock;
          (f) (i) redeem, purchase or otherwise acquire, any Target Capital Stock, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any Target Capital Stock; (ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization; or (iii) split, subdivide, combine, recapitalize, reclassify or exchange any Target Capital Stock, or enter into any similar event or transaction pursuant to which the number of outstanding shares of any class or series of Target Capital Stock is changed into a different number of shares;
          (g) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets or properties of any other Person (other than the purchase of assets or properties from suppliers or vendors in the ordinary course of business and consistent with past practice);
          (h) (i) incur any indebtedness for borrowed money or purchase money indebtedness (including as a guarantor or surety), issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money; except for (a) borrowings under revolving credit lines existing as of the date hereof, (b) borrowings under its revolving credit lines to pay accrued and unpaid dividends on the Target Preferred Stock, (c) indebtedness owing to, or guaranties of indebtedness owing to, Target, and (d) leasing contracts entered into in the ordinary course of business; (ii) refinance or otherwise replace any of its existing indebtedness, except upon terms which are not less favorable in any material respect to Target than the terms of the indebtedness being refinanced, (iii) make or incur any capital expenditure other than capital expenditures made or incurred in the amounts and within the approximate timeframes provided for in the capital expenditure budget of Target for 2007 provided to Parent prior to the date hereof; or (iv) make any loan or advance to any RPS Securityholder or any director, officer, employee or consultant of Target or any of its Subsidiaries other than (x) advances of ordinary business expenses and (y) loans or advances to employees in the ordinary course of business consistent with past practice and in principal amounts of not more than $10,000;
          (i) make any Tax election or enter into any agreement in respect of Taxes, including without limitation the settlement of any Tax controversy, claim or assessment except as required by Law or adopt or change any accounting method in respect of Taxes, or surrender any right to claim a refund of Taxes;

          (j) enter into any agreement or arrangement that if in effect on the date hereof would be required to be listed in Section 3.15(a) of the Target Disclosure Letter;
          (k) terminate or cancel any Target Scheduled Contract;
          (l) change any of its methods, principles or practices of accounting or internal controls or any of its sales, credit or collection policies or practices in effect as of the date hereof in any material respect, other than as required by applicable Law, GAAP or any Governmental Authority;
          (m) waive, release, assign, settle or compromise any material Claim;
          (n) modify, amend or terminate, or waive, release or assign any material rights or claims including those under any existing standstill provision relating to a Target Acquisition Proposal, or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;
          (o) take any action or fail to take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied; or
          (p) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     Section 6.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, during the Interim Period, except as set forth in Section 6.2 of the Parent Disclosure Letter or described in this Agreement, unless Target shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Parent will conduct its business only in the ordinary and usual course consistent with past practice, and will use commercially reasonable efforts to keep available the services of its respective current key officers and preserve its respective current relationships with their advisors, suppliers and other Persons with whom they have business relationships. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.2 of the Parent Disclosure Letter or described in this Agreement, during the Interim Period, Parent shall not do, or agree to do, nor shall Parent permit any of its Subsidiaries to do, or agree to do, directly or indirectly, any of the following without the prior written consent of Target (which consent shall not be unreasonably withheld or delayed): (i) make or enter into any material agreements or commitments; (ii) incur or assume any material Liabilities, other than in connection with the transactions contemplated hereby; (iii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock; (iv) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) repurchase, redeem or otherwise acquire any shares of its capital stock; (vi) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, (vii) award or grant, or authorize or propose the award or grant of any options, warrants or other rights of any kind to acquire any stock or other securities of Parent or any of its Subsidiaries or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than the issuance or grant of options to employees of the Surviving Corporation; (viii) modify or adjust any outstanding options, warrants or other rights of any kind to acquire any stock or other securities of Parent or any of its Subsidiaries to acquire shares of Company Common Stock; (ix) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (x) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing; or (xi) solicit, enter into discussions, or enter into any agreements or arrangements, whether written or oral, with any Person regarding (A) the acquisition (through any means) of Parent (or any of it is assets or properties) by any Person, or (B) the investment in or acquisition of (through any means) Parent, or any Affiliate of Parent, of any Person.
     Section 6.3 AIM Notification; Readmission Document.
          (a) As promptly as reasonably practicable following the execution of this Agreement:
               (i) Parent shall deliver a notification conforming to the requirements of Schedule Four of the AIM Rules for Companies (the “AIM Notification”). Such AIM Notification shall have been prepared by Parent with the cooperation of Target.
               (ii) Parent shall use commercially reasonable efforts to prepare and deliver within fourteen (14) days after the date of this Agreement a further admission document in respect of the readmission to AIM of the Parent Common Stock, the Parent Warrants and the Parent Merger Securities to be issued pursuant to this Agreement, conforming to the requirements of Schedule Two of the AIM Rules for Companies (together with all amendments thereto, the “Readmission Document”), prepared in connection with the execution of this Agreement and Parent shall solicit the approval of Parent Stockholders of this Agreement, the Merger and the other actions to be taken in connection therewith. The Readmission Document shall have been prepared by Parent with the cooperation of Target. The Readmission Document shall contain (i) the unanimous recommendation of the Parent Board that Parent Stockholders approve this Agreement, the Merger and the other actions to be taken in connection therewith, including but not limited to (a) a proposal to amend Parent’s certificate of incorporation to increase the permitted size of the Parent Board from five (5) to eleven (11) and to elect Daniel M. Perlman, Harris Koffer, Daniel Raynor and James Macdonald to fill four (4) of the newly created director positions in accordance with Section 6.15 hereof, (b) a proposal to amend Parent’s certificate of incorporation to change Parent’s name to ReSearch Pharmaceutical Services, Inc., (c) a proposal to amend Parent’s certificate of incorporation and bylaws to provide that Parent’s bylaws may be amended by the Parent Board, and (d) a combined proposal to (1) amend Parent’s certificate of incorporation to increase the number of authorized shares of Parent Common Stock from 74,800,000 to 150,000,000, (2) amend Parent’s certificate of incorporation and bylaws to provide that members of the Parent Board may only be removed for cause and (3) approve the Management Employment Agreements and the Service Agreements, and (ii) the conclusion of the Parent Board that the terms and conditions of this Agreement, the Merger and the other actions to be taken in connection therewith are advisable and in the best interests of the

Parent Stockholders. The Readmission Document shall require that this Agreement and the transactions contemplated hereby shall be deemed approved by the Parent Stockholders only if (x) notwithstanding the provisions of Parent’s certificate of incorporation, holders of a majority of the outstanding IPO Shares approve this Agreement and the Merger, and (y) holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon approve the combined proposal described in Section 6.3(a)(ii)(i)(d) (both (x) and (y) being the “Parent Stockholder Approval”). Parent shall use its commercially reasonable efforts to respond to any comments made by the AIM or any other Governmental Authority with respect to the Readmission Document or any Other Filings and to cause the Admission to become effective within the meaning of the AIM Rules as promptly as reasonably practicable following the approval by Parent Stockholders. Prior to the acceptance and approval of the Application by the Exchange, Parent shall take any and all actions required under any applicable securities Laws in connection with the issuance of the Parent Merger Securities. Target shall furnish to Parent all information concerning Target, its Subsidiaries and the RPS Securityholders as Parent may reasonably request to satisfy the disclosure requirements of the AIM Rules for Companies and, if applicable, the prospectus rules of the UK Financial Services Authority, and shall deliver to Parent all financial statements and other financial data of Target and its Subsidiaries, and cause to be delivered to Parent any consents of Target’s independent public accountants required to be included in the Readmission Document or any Other Filings, in each case in a form reasonably satisfactory to Parent and in any event in a form that is in all respects compliant with GAAP, and the FSMA and the AIM Rules.
          (b) If at any time prior to the Effective Time any information relating to Parent or Target, or any of their respective Affiliates, officers or directors, should be discovered by Parent or Target which should be set forth in an amendment or supplement to the Readmission Document so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, an appropriate amendment or supplement describing such information shall be promptly disseminated in accordance with applicable Law and the AIM Rules for Companies.
          (c) Parent shall afford Target an opportunity to review the AIM Notification, the Readmission Document and any Other Filing within a reasonable period of time prior to the delivery or filing thereof and shall not unreasonably reject any comments provided by Target thereon.
          (d) Parent shall indemnify and hold harmless each of Dennis M. Smith, Edward V. Yang, Jon A. Burgman, Stephen E. Stonefield, Daniel M. Perlman, Harris Koffer, Daniel Raynor and James Macdonald against any and all Losses resulting from or arising out of the Introduction Agreement or otherwise out of the publication of the Readmission Document; provided, however, that Parent shall have no obligation to indemnify Daniel M. Perlman, Harris Koffer, Daniel Raynor or James Macdonald to the extent any such Losses are attributable to statements or information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in the “Letter from the Chairman of Cross Shore – Background to RPS,” “Risk Factors – Risks Related to RPS/The Biopharmaceutical Outsourcing Industry,” “Information on RPS/The Enlarged Group – Information on RPS” and

“Financial Information on RPS” sections of the Readmission Document, or in such other sections of the Readmission Document containing statements or information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in such other sections, or any amendments or supplements to such sections mutually agreed to by Parent and Target. The parties acknowledge and agree that each of the individuals identified in this Section 6.3(d) is an intended third party beneficiary of this Section 6.3(d) and shall be entitled to enforce its terms as if he were a party to this Agreement.
     Section 6.4 Information and Offering Memorandum.
          (a) Target shall use commercially reasonable efforts to deliver to Target Shareholders within fourteen (14) days after the date of this Agreement an information and offering memorandum, conforming to the requirements of applicable Law (the “Information and Offering Memorandum”), prepared in connection with the execution of this Agreement in connection with the approval of the Target Shareholders of this Agreement, the Merger and the other actions to be taken in connection therewith. The Information and Offering Memorandum shall contain the unanimous recommendation of the Target Board that Target Shareholders approve this Agreement, the Merger and the other actions to be taken in connection therewith, and the conclusion of the Target Board that the terms and conditions of this Agreement, the Merger and the other actions to be taken in connection therewith are advisable and in the best interests of the Target Shareholders. Target shall deliver the Information and Offering Memorandum to each of the RPS Securityholders as required by Section 2.3(a). Parent shall furnish to Target all information concerning Parent, its Subsidiaries, Parent Shareholders, its business information, its financial statements and other financial data as may be reasonably requested to satisfy the disclosure requirements applicable to Target’s solicitation of the approval of Target Shareholders of this Agreement, the Merger and the other actions to be taken in connection therewith.
          (b) If at any time prior to the Effective Time any information relating to Parent or Target, or any of their respective Affiliates, officers or directors, should be discovered by Parent or Target which should be set forth in an amendment or supplement to the Information and Offering Memorandum so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of Target.
     Section 6.5 Parent Stockholder Approval. Parent shall take all actions in accordance with applicable Laws, its organizational documents and the rules of the AIM to duly call and hold the Parent Stockholders’ Meeting as promptly as reasonably practicable after the date hereof. Parent shall use commercially reasonable efforts to obtain the Parent Stockholder Approval.

     Section 6.6 Appropriate Action; Consents; Filings.
          (a) Subject to the terms and conditions of this Agreement, Target and Parent shall:
               (i) use commercially reasonable efforts to coordinate and cooperate with one another in connection with: (a) any Other Filings; (b) determining all filings and notifications or Approvals required to be made or obtained under any of the Target Scheduled Contracts or applicable Laws in connection with the authorization, execution and delivery of this Agreement and each of the Ancillary Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; (c) timely making all such filings and notifications and timely seeking to obtain all such Approvals, and furnishing information required in connection therewith or with the Readmission Document or any Other Filings; and (d) as promptly as practicable respond to any request for information including without limitation any request for additional information and documentary materials from any Governmental Authority;
               (ii) to the extent practicable, promptly notify each other of any communication from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to any Governmental Authority;
               (iii) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate, in each case to the extent practicable;
               (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between Target and the Target Representatives or Parent and the Parent Representatives, as the case may be, on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to attorney client privilege);
               (v) furnish the other party with such necessary information (including all information required to be included in the Readmission Document and the Information and Offering Memorandum) and reasonable assistance as such other party and its Representatives may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information (including the Readmission Document and the Information and Offering Memorandum) to any Governmental Authority in connection with this Agreement or the transactions contemplated hereby;
               (vi) use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement and the Ancillary Documents in accordance with the terms and conditions hereof and thereof, including obtaining the approval of all

Governmental Agencies and Persons necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents;
               (vii) not agree with any Governmental Agency or Person to modify any of the terms or conditions of this Agreement or the Ancillary Documents or any information contained in the Information and Offering Statement or Readmission Document without the prior written consent of the other party; and
               (viii) promptly notify the other party in writing of (i) any material change in its current or future business, condition (financial or otherwise) or its results of operations; (ii) the institution or the threat of any Claim involving Parent, Target or any of their Subsidiaries; or (iii) the occurrence or non-occurrence of any event or condition or the discovery of any matter that would reasonably be expected to cause (a) any of the representations or warranties of Target, the Securityholders or Parent set forth herein not to be true and correct at the Effective Time; (b) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents not to be satisfied; or (c) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Document; provided, however, that the delivery of any notice pursuant to this Section shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     Section 6.7 Access to Target Information; Confidentiality.
          (a) During the Interim Period, each of Parent and Target shall, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Representatives”) to: (i) provide to each other and their Representatives reasonable access to its officers, directors, agents, properties, customers, suppliers, employees, offices and other facilities, and to its respective books and records; and (ii) furnish promptly to the other or the appropriate Representatives such information concerning the business, properties, contracts, records, personnel and other aspects of its and its Subsidiaries (including without limitation financial, operating and other data and information) as the other, or the other’s Representatives may reasonably request from time to time; provided, however, that all access and investigation made pursuant to this Section 6.7(a) shall be conducted in such a way as to not unreasonably interfere with the operations and business of either Parent or Target and their respective Subsidiaries. No investigation conducted pursuant to this Section 6.7(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
          (b) The Confidentiality Agreement dated as of June 12, 2006 (the “Confidentiality Agreement”) between Target and Parent shall remain in full force and effect through the Effective Time.
     Section 6.8 No Solicitation of Transactions. Without limitation on its other obligations under this Agreement, Target and Parent shall not, and shall not authorize or permit any of its Representatives or any of its investment bankers, financial advisors or other representatives retained by it, directly or indirectly through any other Person (which for purposes of this Section 6.8 shall include any “group” as such term is defined in Section 13(d) of the Exchange Act) to: (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information with respect to Target or Parent or any of their respective Subsidiaries to any Person) the making of or any effort or attempt to make any Acquisition Proposal; (ii) participate in, continue or resume any discussions or negotiations relating to any Acquisition Proposal; or (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.
     Section 6.9 Takeover Statutes. In connection with and without limiting the foregoing, Target, and the Target Board and Parent, and the Parent Board each shall: (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Closing or the performance of any duties or transactions required hereby; and (ii) if any takeover statute or similar statute becomes so applicable, take all action necessary to ensure that the Merger and the Closing are completed as soon as practicable.
     Section 6.10 Public Announcements. Parent and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to (i) such consultation and (ii) the written approval by Target of such press release or public statement, except as may be required by applicable Law or any listing agreement with, or rules or regulations of, the AIM in which case Parent will provide a draft of such press release or public statement to Target prior to issuance and confer in good faith with Target with respect to the content thereof. Promptly following the execution of this Agreement, Parent and Target shall issue a press release substantially in the form of Exhibit D hereto.
     Section 6.11 RPS Securityholders Committee.
          (a) Daniel M. Perlman and Daniel Raynor are hereby appointed by Target and the RPS Securityholders as the RPS Securityholders Committee to take all actions on behalf of the RPS Securityholders under this Agreement or the Registration Rights Agreement, including, (i) to take any and all action in connection with the defense, payment or settlement of any claims related to this Agreement or the Registration Rights Agreement, (ii) to give and receive any and all notices required or permitted to be given under this Agreement or the Registration Rights Agreement, (iii) to take any and all additional action as is contemplated to be taken by the RPS Securityholders Committee by the terms of this Agreement or the Registration Rights Agreement, and (iv) to take any and all actions reasonably necessary or appropriate in the judgment of the RPS Securityholders Committee for the accomplishment of any of the foregoing. Any decision or action by the RPS Securityholders Committee hereunder, including the defense, payment or settlement of any claims, shall constitute a decision or action of all RPS Securityholders and shall be final, binding and conclusive upon each such RPS Securityholder. No RPS Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The RPS Securityholders Committee shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the RPS Securityholders Committee. All actions and decisions of the RPS Securityholders Committee shall require the unanimous agreement of the members thereof.
          (b) Each Parent Indemnitee shall be entitled to conclusively rely on (i) the RPS Securityholders Committee as the sole representative of the RPS Securityholders with respect to the matters set forth in Section 6.11(a) and (ii) any decision or act of the RPS Securityholders Committee required, permitted or contemplated to be taken by the RPS Securityholders Committee hereunder. Each Parent Indemnitee is hereby relieved from any liability to any Person for any acts done by any of them in accordance with any instructions, decisions or acts of the RPS Securityholders Committee. Parent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of the RPS Securityholders Committee, and reasonably believed by Parent to be genuine and to have been signed and presented by the proper Person or Persons.
          (c) The RPS Securityholders Committee shall be entitled to rely, and be fully protected in relying, upon any statements furnished to it by Target, any of Target’s Subsidiaries, any RPS Securityholder or any other evidence deemed by the RPS Securityholders Committee to be reliable.
          (d) The RPS Securityholders Committee shall have no liability to the RPS Securityholders for any claims, actions, suits, losses, liabilities or damages resulting from any action taken by or omission of the RPS Securityholders Committee, including pursuant to Section 9.8, absent the RPS Securityholders Committee’s gross negligence or willful misconduct.
     Section 6.12 Delivery of Interim Financial Statements. During the Interim Period, Target shall cause to be delivered to Parent the unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for Target and its Subsidiaries, taken as a whole, for each monthly period completed subsequent to the date hereof, (the “Interim Unaudited Financial Information”). The Interim Unaudited Financial Information shall be so delivered on or before the date that is forty-five (45) days following the end of the relevant fiscal month.
     Section 6.13 FIRPTA Certification. Prior to the Closing Date, Target shall deliver to Parent an executed affidavit from Target, also delivered to the IRS, that the shares of Target Capital Stock are not a “U.S. real property interest” in accordance with the Treasury Regulations issued under Sections 897 and 1445 of the Code. If Parent does not receive the documents described above on or before the Closing Date, Parent shall be permitted to withhold from the consideration otherwise payable pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
     Section 6.14 Second Merger. As soon as reasonably practicable following the Closing Date, the Surviving Corporation will be merged with and into Merger Sub Two and the separate existence of the Surviving Corporation will cease and Merger Sub Two will continue as the surviving limited liability company in such merger.

     Section 6.15 Board Approval; Officers. Parent will include in the Readmission Document a proposal to amend Parent’s certificate of incorporation to increase the permitted size of the Parent Board from five (5) to eleven (11) (the “Board Proposal”). If the Board Proposal is approved by the required vote of the Parent Stockholders, then, immediately prior to but effective only upon the Closing, Parent shall appoint Daniel M. Perlman, Harris Koffer, Daniel Raynor and James Macdonald to fill four (4) of the newly created director positions and Jon A. Burgman shall resign as a director such that the Parent Board will be composed of Daniel M. Perlman, Harris Koffer, Daniel Raynor, James Macdonald, Dennis M. Smith, Edward V. Yang and Stephen E. Stonefield. If the Board Proposal is not approved by the required vote of the Parent Stockholders, then, immediately prior to but effective only upon the Closing, Stephen E. Stonefield and Jon A. Burgman shall resign as directors and Parent shall appoint Daniel M. Perlman, Harris Koffer and Daniel Raynor to fill the three (3) remaining open director positions such that the Parent Board will be composed of Daniel M. Perlman, Harris Koffer, Daniel Raynor, Dennis M. Smith and Edward V. Yang. Parent shall take such actions as are necessary (i) to appoint Daniel M. Perlman, Harris Koffer and Dennis M. Smith to the class of directors of Parent having as near as practicable to a three (3) year term after the Closing Date, (ii) to appoint Daniel Raynor and Edward V. Yang to the class of directors of Parent having as near as practicable to a two (2) year term after the Closing Date and (iii) if the Board Proposal is approved, to appoint James Macdonald and Stephen E. Stonefield to the class of directors of Parent having as near as practicable to a one (1) year term after the Closing Date. Parent shall take such actions as are necessary to appoint Daniel M. Perlman, Harris Koffer and Steven Bell as officers of Parent with the titles set forth in Section 1.5 of this Agreement.
     Section 6.16 Release. If and only if the Closing occurs, each RPS Securityholder, for itself, and its heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Parent, Merger Sub, Target, each of their respective direct and indirect Subsidiaries, and each of their respective predecessors, successors and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 6.16, “Released Claims” does not include, and the provisions of this Section 6.16 shall not release or otherwise diminish, (i) the obligations of any party set forth in or arising under any provisions of this Agreement or the Ancillary Documents, (ii) if such RPS Securityholder is an employee of Target or any of its Subsidiaries, in respect of (a) the current year’s accrued but unpaid compensation and (b) such employee’s outstanding benefits under the Target Benefit Plans as of the Closing Date, and (iii) any claim that any RPS Securityholder has against the Parent for any breach of the terms and conditions of this Agreement or any claims arising out of statements and information contained in the Readmission Document and

Information and Offering Statement, other than those statements and information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in the Readmission Document, or any amendments or supplements thereto (including in the “Letter from the Chairman of Cross Shore – Background to RPS,” “Risk Factors – Risks Related to RPS/The Biopharmaceutical Outsourcing Industry,” “Information on RPS/The Enlarged Group – Information on RPS” and “Financial Information on RPS” sections of the Readmission Document or any amendments or supplements to such sections).
     Section 6.17 Further Assurances. If at any time after the Effective Time, any reasonable further action is necessary or desirable to carry out the purposes and intent of this Agreement and the Ancillary Documents, including without limitation the execution of additional instruments, the proper officers and directors of each party will take all such reasonable further action.
     Section 6.18 Lockup Agreements. At the Closing, each of the Persons listed in Schedule 6.18 will enter into a Lockup Agreement.
     Section 6.19 Parent Option Plan. At or prior to Closing, Parent shall adopt the Parent Option Plan providing for the issuance of up to an aggregate equal to fifteen percent (15%) of the shares of Parent Common Stock outstanding from time to time. Following the registration of the Parent Common Stock under the Exchange Act, Parent shall use commercially reasonable efforts to promptly file a registration statement on Form S-8 registering the shares of Parent Common Stock to be issued pursuant to the Parent Option Plan under the Securities Act.
     Section 6.20 Dividend; Use of Target Closing Cash. To the extent that Excess Cash exists at the Closing, Parent shall use all of such Excess Cash to pay a dividend to be declared by Parent during the Interim Period in an amount not to exceed $1.00 per share of Parent Common Stock held by Existing Parent Stockholders or $18,666,668 in the aggregate (excluding shares of Parent Common Stock repurchased from Existing Parent Stockholders who exercise their repurchase rights under Parent’s certificates of incorporation), which dividend shall be payable only if the Closing shall have occurred (the “Cross Shore Dividend”). Parent shall pay the Cross Shore Dividend on the payment date established by the Parent Board, which date shall be no more than sixty (60) days following the Closing Date. If the Closing occurs, in no event shall the Parent Board rescind or reduce the amount of the Cross Shore Dividend following the declaration thereof. From and after the Closing, the parties acknowledge and agree that each of the Existing Parent Stockholders is an intended third party beneficiary of this Section 6.20 and shall be entitled to enforce its terms as if it were a party to this Agreement. For the avoidance of doubt, no RPS Securityholder shall be entitled to receive the Cross Shore Dividend. Parent shall use the Target Closing Cash and any cash remaining after payment of the Cross Shore Dividend for such purposes as determined from time to time by the Parent Board.
     Section 6.21 Parent Warrants and New Parent Warrants. Parent shall take such actions as are necessary to allow holders of Parent Warrants and New Parent Warrants to exercise the Parent Warrants and the New Parent Warrants at all times following the Closing Date on a cashless basis using the formula described in Section 3.3.1 of the Warrant Deed for the Parent Warrants.

     Section 6.22 Employment Agreements; Service Agreements. Target and Parent acknowledge that it is mutually desirable for Target to enter into employment agreements with Samir Shah, Janet Brennan and Joseph Arcangelo prior to the Closing, to be effective upon the Closing, on terms substantially similar to, and in replacement of, their respective existing employment agreements with Target, subject to such changes as are necessary or appropriate to conform to changes in applicable laws and subject to such changes as are necessary or appropriate to conform the agreements to the terms of the transactions contemplated by this Agreement. Parent and Target shall reasonably cooperate in furtherance of the foregoing, it being understood that such agreements are not a condition to the Closing. Simultaneously with the execution and delivery of this Agreement, Parent shall enter into the Management Employment Agreements with each of Daniel M. Perlman, Harris Koffer and Steven Bell, and the Service Agreements with each of Dennis M. Smith and Edward V. Yang.
Article VII.
Closing Conditions
     Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
          (a) Shareholder Approvals. The Parent Stockholder Approval shall have been obtained.
          (b) Readmission by the Exchange. The Application shall have been made and the Admission shall have become effective within the meaning of the AIM rules and the Introduction Agreement shall have been entered into and shall have not been terminated.
          (c) Certificate of Merger. The Certificate of Merger shall have been filed with and accepted by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania.
          (d) Governmental Approvals. All material Approvals (which Approvals shall not contain any conditions materially adverse to Target and the RPS Securityholders) from Governmental Authorities required in connection with this Agreement and the consummation of the transactions contemplated hereby shall have been obtained; provided, however, that no such Approval shall (i) contain any condition materially adverse to Target and the RPS Securityholders or (ii) change the terms and conditions of this Agreement or any of the Ancillary Documents without the consent of the RPS Securityholders Committee.
          (e) Court Proceedings. No Claim shall be pending or, to the Knowledge of Target or Parent, threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Document; (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Document to be rescinded following consummation thereof; or (iii) materially adversely affect the right or powers of Parent to own, operate or control the Surviving Corporation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.
          (f) No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger or any other transactions contemplated by this Agreement or any Ancillary Document.
          (g) Filing of the Charter Amendment. The Charter Amendment shall have been filed with the Secretary of State of the State of Delaware.
          (h) Escrow Agreement. Prior to the Closing, Parent and the RPS Securityholders Committee shall have mutually agreed upon the selection of an Escrow Agent and to the form and substance of an escrow agreement pursuant to which the Stock Deposit shall be held and disbursed (the “Escrow Agreement”). In addition to such other terms and conditions as Parent and RPS Securityholders Committee shall have agreed, such Escrow Agreement shall contain the following terms: (i) the Stock Deposit shall be held for a term expiring on the earliest to occur of (x) the second anniversary of the Closing Date, (y) the date as of which the aggregate value of the shares of Parent Common Stock released from the Stock Deposit to Parent Indemnitees in satisfaction of indemnifiable Losses under Section 9.1(a) equals the Cap, and (z) the date as of which there are no shares of Parent Common Stock remaining in the Stock Deposit; (ii) on expiration of the term of the Stock Deposit, all shares of Parent Common Stock remaining therein (less any shares of Parent Common Stock reasonably necessary to satisfy pending claims) shall be distributed to the Participating Securityholders; (iii) on the first anniversary of the Closing Date, sixty percent (60%) of the number of shares of Parent Common Stock constituting the Stock Deposit (less any shares of Parent Common Stock released as of such time in satisfaction of indemnifiable Losses or any shares of Parent Common Stock reasonably necessary to satisfy pending claims) shall be released from escrow and returned to the Participating Securityholders; (iv) all distributions of shares of Parent Common Stock from the Stock Deposit to Participating Securityholders shall be in accordance with their respective Proportionate Shares; (v) Parent shall use commercially reasonable efforts to cause certificates for the applicable shares of Parent Common Stock released from the Stock Deposit for return to the Participating Securityholders to be issued and delivered to such Participating Securityholders; (vi) the value of shares of Parent Common Stock for purposes of determining the number of shares required to satisfy indemnifiable Losses shall be determined in accordance with Section 9.7(a) of this Agreement; (vii) the maximum aggregate value of the shares of Parent Common Stock that may be released from the escrow to Parent Indemnitees in satisfaction of indemnifiable Losses under Section 9.1(a) shall not exceed the Cap (for purposes of determining the aggregate value of the shares of Parent Common Stock released in satisfaction of indemnified Losses, each such share of Parent Common Stock shall have the value ascribed to such share of Parent Common Stock for purposes of determining the number of shares of Parent Common Stock required to satisfy the applicable Losses, as determined in accordance with Section 9.7(a) of this Agreement).

          (i) Lockup Agreements. The Lockup Agreements shall have been executed and delivered by the respective parties thereto as provided in Section 6.18.
     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law:
          (a) Representations and Warranties. Each of the representations and warranties of Target and the RPS Securityholders contained in this Agreement or any of the Target Documents (disregarding all qualifications and exceptions contained therein relating to “Materiality”, “Material Adverse Effect” and similar terms and phrases) shall be true and correct in all material respects, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Target Material Adverse Effect.
          (b) Agreements and Covenants. Target and the RPS Securityholders shall have performed or complied in all material respects with all material agreements and material covenants required by this Agreement and each Target Document to be performed or complied with by Target on or prior to the Closing Date.
          (c) Closing Certificate. Target shall have delivered to Parent a certificate certifying as to compliance with Sections 7.2(a), 7.2(b), 7.2(e) and 7.2(h) in form and substance reasonably satisfactory to Parent.
          (d) Secretary’s Certificate. Target shall have delivered to Parent a certificate of the corporate secretary of Target in form and substance reasonably satisfactory to Parent.
          (e) Dissenting Shareholders. Holders of not more than five percent (5%) of the outstanding shares of Target Capital Stock shall have exercised their dissenters’ rights under the PABCL.
          (f) Third Party Approvals. All Approvals listed in Section 7.2(f) of the Target Disclosure Letter shall have been obtained.
          (g) Certificates of Good Standing. Target shall have delivered to Parent certificates issued by the appropriate Governmental Authorities evidencing the good standing of Target and each of its Subsidiaries under the laws of the jurisdictions of their respective formation (to the extent obtainable by Target in such jurisdictions) dated as of a date not more than thirty (30) days prior to the Closing Date.
          (h) Working Capital. Target and its Subsidiaries (on a consolidated basis) shall have at least $2,000,000 of working capital (current assets minus current liabilities) after payment by Target of the Target Management Bonus.
     Section 7.3 Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger and the other transactions contemplated hereby are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Target to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement or any of the Parent Documents (disregarding all qualifications and exceptions contained therein relating to “Materiality”, “Material Adverse Effect” and similar terms and phrases) shall be true and correct in all material respects, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Parent Document to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date.
          (c) Target Closing Cash. After payment by Parent of, or provision for the payment by Parent of, the Closing Payments, Parent shall have cash at least equal in amount to the Target Closing Cash.
          (d) Closing Certificate. Parent shall have delivered to Target a closing certificate certifying as to compliance with Sections 7.3(a), 7.3(b) and 7.3(c).
          (e) Secretary’s Certificate. Parent shall have delivered to Target a certificate of the corporate secretary of Parent in form and substance reasonably satisfactory to Target.
          (f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed by Parent.
          (g) Deliveries Under Trust Agreement. Parent shall have delivered to the Trustee a Distribution Letter substantially in the form attached as Exhibit A to the Trust Agreement and shall have delivered such other documents as the Trustee shall reasonably request in connection with the distribution of funds held by the Trustee as contemplated by the Trust Agreement.
     Section 7.4 Waiver. Any or all of the conditions set forth in Sections 7.1 and 7.3 may be waived by Target and the RPS Securityholders Committee, and such waiver shall be binding on all Securityholders.
Article VIII.
Termination, Amendment and Waiver
     Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party:
          (a) By mutual written consent of Target and Parent;
          (b) By either Target or Parent if the Merger shall not have been consummated prior to July 10, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this

Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;
          (c) By either Target or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);
          (d) By Target if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 8.1(e) by Parent, Target shall not have a right to terminate under this Section 8.1(d);
          (e) By Parent, if a Target Material Adverse Effect has occurred and has not been cured within twenty (20) days or if: (i)(a) Target or any RPS Securityholder materially breaches any of its covenants or agreements set forth in this Agreement or any Target Document and such breach is not the result of Parent’s failure to fulfill any of its covenants or agreements under this Agreement; (b) any representation or warranty of Target or any RPS Securityholder set forth in this Agreement or any Target Document that is qualified as to materiality shall be or have become untrue and such matter shall be reasonably likely to result in a Target Material Adverse Effect; or (c) any representation or warranty of Target or any RPS Securityholder set forth in this Agreement or any Target Document that is not qualified as to materiality shall be or have become untrue in any material respect and such matter shall be reasonably likely to result in a Target Material Adverse Effect; (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof; and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or
          (f) By Target, if a Parent Material Adverse Effect has occurred and has not been cured within twenty (20) days or if: (i)(a) Parent or Merger Sub breaches any of its covenants or agreements set forth in this Agreement or any Parent Document and such breach is not the result of Target’s failure to fulfill any of its covenants or agreements under this Agreement; (b) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Parent Document that is qualified as to materiality shall have become untrue and such matter shall be reasonably likely to result in a Parent Material Adverse Effect; or (c) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Parent Document that is not qualified as to materiality shall have become untrue in any material respect and such matter shall be reasonably likely to result in a Parent Material Adverse Effect; (ii) such breach or misrepresentation is not cured within twenty (20) days after written notice thereof; and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) or not to be satisfied.
     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Target or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Target, Parent or Merger Sub or their respective officers or directors except with respect to Section 6.7(b), Section 6.10, this Section

8.2 and Article X and except to the extent that such termination results from fraud or the intentional and material breach of any representation, warranty, covenant or agreement contained in this Agreement or any of the Ancillary Documents.
     Section 8.3 Amendment. This Agreement may be amended, supplemented or modified by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time prior to the Effective Time; provided, however, that, after the Parent Stockholder Approval or the Target Shareholder Approval has been obtained, no amendment which, by Law or under the rules of any applicable securities exchange, requires further stockholder approval may be made without such further stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Target, Merger Sub and the RPS Securityholders Committee.
     Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by any other party with any of the agreements or conditions contained herein; provided, however, that, after the Parent Stockholder Approval or the Target Shareholder Approval has been obtained, there may not be, without further stockholder approval, any extension or waiver of this Agreement or any portion hereof that, by Law or in accordance with the rules of any applicable securities exchange, requires further approval by such stockholders. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by Parent and the RPS Securityholders Committee. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver of any right, power or duty by any party hereunder will operate or be construed as a waiver as to any subsequent occurrence or circumstance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
     Section 8.5 Fees and Expenses. Target shall bear all Expenses (including without limitation reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) incurred by Target or any Target Representatives, and Parent shall bear all Expenses (including without limitation reasonable fees and expenses of legal counsel, accountants, investment bankers, experts and consultants) incurred by Parent or any Parent Representatives.
Article IX.
Indemnification
     Section 9.1 Indemnification in respect of Target. Notwithstanding any investigation by Parent or the Parent Representatives, but subject to the limitations set forth in Section 9.5, Target shall (prior to the Effective Time) and the RPS Securityholders, severally on a pro rata basis but not jointly, shall (after the Effective Time) (as applicable, the “Target Indemnitors”) indemnify Parent and its Affiliates (including, after the Effective Time, the Surviving

Corporation) and their respective directors, officers, employees, stockholders, representatives and agents (collectively, the “Parent Indemnitees”) and hold each of the Parent Indemnitees harmless against and in respect of any and all Liabilities, claims, losses, damages, costs and expenses (including all court costs and expenses and reasonable fees and expenses of counsel) (collectively, “Losses”), resulting from, or in respect of, any of the following:
          (a) the breach of any representation or warranty made by Target in this Agreement or pursuant hereto; or
          (b) the breach of any covenant or agreement made by Target in this Agreement or pursuant hereto.
     Section 9.2 Indemnification in respect of the RPS Securityholders. Notwithstanding any investigation by Parent or the Parent Representatives, each RPS Securityholder shall, severally on a pro rata basis but not jointly, indemnify the Parent Indemnitees and hold each of the Parent Indemnitees harmless against and in respect of any and all Losses resulting from, or in respect of, any of the following:
     (a) the breach of any representation or warranty made by such RPS Securityholder in Article IV of this Agreement or pursuant hereto; or
     (b) the breach of any covenant or agreement made by such RPS Securityholder in this Agreement or pursuant hereto.
     For the avoidance of doubt, no RPS Securityholder shall be responsible for the breach by any other RPS Securityholder of such other RPS Securityholder’s (i) representations or warranties contained in Article IV of this Agreement, or made pursuant to this Agreement or (ii) covenants or agreements contained in this Agreement or made pursuant to this Agreement. For the avoidance of doubt, covenants of Target shall not constitute or be deemed to constitute covenants of any RPS Securityholder for purposes of this Section 9.2.
     Section 9.3 Indemnification in respect of Parent. Notwithstanding any investigation by Target or Target’s Subsidiaries, Parent and Merger Sub (the “Parent Indemnitors”) shall indemnify each of the RPS Securityholders and their respective directors, officers, employees, stockholders, representatives and agents, as applicable (collectively, the “Target Indemnitees”), and hold each of the Target Indemnitees harmless against and in respect of any and all Losses resulting from, or in respect of, any of the following:
     (a) the breach of any representation or warranty made by Parent in this Agreement or pursuant hereto;
     (b) the breach of any covenant or agreement made by Parent in this Agreement or pursuant hereto; or
          (c) any untrue statement of a material fact contained in any document filed or published by Parent with the AIM or the Exchange prior to the Closing Date or any omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

provided, however, that the Parent Indemnitors shall have no obligation to indemnify any Target Indemnitee to the extent any such Losses are attributable to statements or information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in the “Letter from the Chairman of Cross Shore – Background to RPS,” “Risk Factors – Risks Related to RPS/The Biopharmaceutical Outsourcing Industry,” “Information on RPS/The Enlarged Group – Information on RPS” and “Financial Information on RPS” sections of the Readmission Document or in such other sections of the Readmission Document containing statements or information supplied by Target concerning Target or its financial condition or operations for inclusion or incorporation by reference in such other sections, or any amendments or supplements to such sections mutually agreed to by Parent and Target.
     Section 9.4 Survival.
          (a) The representations and warranties of (i) Target made in or pursuant to this Agreement and the closing certificate to be delivered pursuant to Section 7.2(c) and (ii) the RPS Securityholders made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of six (6) months; provided, however, that: (a) the representations and warranties set forth in Sections 3.3 (Corporate Power and Authority; Vote Required), 3.4 (Capitalization), 3.13 (Environmental Matters), 3.14(a) (Title to Assets; Real Estate), 3.17 (Private Information), 3.19 (Taxes), 3.22 (Employee Benefit Plans), 4.2 (Authorization) and 4.4 (Target Capital Stock and Target Warrants) will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years; and (b) any representation or warranty the violation or alleged violation of which is made the basis of a Claim for indemnification pursuant to Section 9.1(a) or Section 9.2(a) will survive until such Claim is finally resolved if Parent notifies the RPS Securityholders Committee in writing of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Notwithstanding the foregoing, Parent shall not be entitled to pursue a claim for indemnification against the RPS Securityholders Committee in respect of the breach of any representation or warranty contained in this Agreement after the second anniversary of the Closing.
          (b) The representations and warranties of Parent and Merger Sub made in or pursuant to this Agreement and the closing certificate to be delivered pursuant to Section 7.3(c) will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of six (6) months; provided, however, that the representations and warranties set forth in Sections 5.3 (Corporate Power and Authority; Vote Required) and 5.4 (Capitalization) will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years; and (b) any representation or warranty the violation or alleged violation of which is made the basis of a Claim for indemnification pursuant to Sections 9.3(a) will survive until such Claim is finally resolved if the RPS Securityholders Committee notifies Parent in writing of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder.

          (c) The covenants and agreements of each party made in or pursuant to this Agreement will survive until fully performed or fulfilled.
     Section 9.5 Limitations. Absent fraud or intentional misrepresentation, after the Closing, the aggregate amount of indemnifiable Losses for which the Target Indemnitors shall be liable pursuant to Section 9.1(a) shall not exceed $5,000,000 (the “Cap”); provided, however, that the Target Indemnitors shall not be liable pursuant to Section 9.1(a) (i) for Losses in respect of any single breach if the amount of such Losses does not exceed a $20,000 minimum value per claim (the “Threshold”), it being understood that the amount of two (2) or more claims reasonably related in subject matter or arising out of the same facts or circumstances shall be combined for purposes of determining whether the Threshold has been met (any Losses in respect of a breach which do not meet the Threshold being “Disregarded Losses”), and (ii) until the aggregate amount of all Losses (not including any Disregarded Losses) exceeds $500,000 (the “Basket”), in which event the Parent Indemnitees shall be entitled to recover such Losses (other than Disregarded Losses) to the extent in excess of the Basket, but not exceeding the Cap. The limitations in this Section 9.5 shall not apply to any breach by Target of the representations set forth in Section 3.4(a). Absent fraud or intentional misrepresentation, after the Closing, the Parent Indemnitees’ exclusive right to monetary damages shall be solely for indemnification pursuant to this Article IX and subject to the applicable limitations contained herein; provided, however, that this Section 9.5 in no way limits any party’s rights to applicable equitable remedies. For the avoidance of doubt, the limitations contained in this Section 9.5 shall not apply in respect of claims for indemnification made pursuant to Section 9.2. The computation of the amount of any Loss shall be done on an after-tax basis that takes into account the tax benefits, if any, that result from the Loss and the event giving rise to the Loss and the tax costs, if any, that result from any indemnification payment under this Agreement. All indemnification payments under this Agreement shall, except as otherwise required by Federal income tax law, be treated for Federal income tax purposes as an adjustment to the Merger Consideration provided to the RPS Securityholders. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty for purposes of Section 9.1, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions therein relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining liability under Section 9.1, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them.
     Section 9.6 Third Party Claims.
          (a) The following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by any Parent Indemnitee or Target Indemnitee (each, an “Indemnified Party”), as applicable, of notice of the commencement or assertion of any Claim by a third party (whether by legal process or otherwise), against which Claim the Target Indemnitors or the Parent Indemnitors (each, an “Indemnifying Party”), as applicable, are, or may be, required to indemnify such Indemnified Party, shall, if a Claim thereon is to be, or may be, made against the Indemnifying Party, notify the RPS Securityholders Committee (if any Target Indemnitor is an Indemnifying Party) or Parent (if any Parent Indemnitor is an Indemnifying Party), as applicable, in writing of the commencement or assertion thereof and give the RPS Securityholders Committee or Parent, as applicable, a copy of such Claim, process and all legal pleadings. The Indemnifying Party shall have the right to: (i) participate in the defense of such Claim with counsel of reputable standing; and (ii) assume the defense of such Claim by agreeing in writing to assume such defense within ten (10) days of transmittal of the notice of the Claim by such Indemnified Party, unless: (a) such Claim may result in criminal proceedings, injunctions or other equitable remedies in respect of such Indemnified Party or its business; (b) such Claim may result in Liabilities that, taken with other then existing Claims under this Article IX, would not be fully indemnified hereunder or exceed the Cap, if applicable; (c) the Indemnifying Party fails to vigorously prosecute or defend such Claim, in which case such Indemnified Party shall have the right to assume the defense and shall have the full right to defend such Claim, or (d) such Claim is with respect to Taxes, in which case the Target Indemnitors shall have the right to assume the defense or settlement of such third party Claim only if it relates solely to Taxes of Target or its Subsidiaries for a taxable year or other taxable period ending on or before the Closing Date.
          (b) The parties shall reasonably cooperate in the defense of any third party Claim. In the event that the Indemnifying Party assumes or participates in the defense of such third party Claim as provided herein, the Indemnified Party shall make available to the Indemnifying Party all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party Claim in a timely manner. No Indemnifying Party in the defense of any such Claim, shall, except with the consent of any Indemnified Party consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such Claim or that requires any admission of Liability by any Indemnified Party. In addition, with respect to a third party Claim for Taxes, the Target Indemnitors shall not consent to entry of any judgment or enter into any settlement of (or otherwise compromise) such Claim without the written consent of Parent, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnifying Party does not exercise its right to assume the defense of any matter for which it is entitled to assume as set forth in this Section 9.6, the Indemnified Party shall have the full right to defend such Claim. In the event that an Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall be entitled to participate in the defense of such Claim at its own expense.
          (c) Prior to paying or settling any Claim against which the Indemnifying Party is, or may be, obligated under this Agreement to indemnify any Indemnified Party, such Indemnified Party must first: (i) supply the RPS Securityholders Committee or Parent, as applicable, with a copy of a final court judgment or decree holding such Indemnified Party liable on such Claim; or (ii) receive written Approval to the terms and conditions of such settlement from the RPS Securityholders Committee or Parent, as applicable, which Approval shall not be unreasonably withheld or delayed; provided, however, that no written Approval is required from the RPS Securityholders Committee or Parent as to any third party Claim: (a) that results solely in injunctions or other equitable remedies in respect of the Indemnified Party or its business; or (b) that settles Liabilities, or portions thereof, that are not subject to indemnification hereunder.
          (d) Any Indemnified Party shall have the right to employ its own counsel with respect to any Claim, and the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the employment of such counsel shall have been authorized in writing by the RPS Securityholders Committee or by Parent, as applicable, in connection with the defense of such Claim; (ii) the RPS Securityholders Committee or Parent, as applicable, shall not have employed counsel in the defense of such Claim after twenty (20) days notice and only if such Indemnified Party’s position has been materially prejudiced by the failure of the Indemnifying Party to assume the defense thereof; or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it that are contrary to, or inconsistent with, those available to the Indemnifying Party; and in any of the foregoing events such reasonable fees and expenses shall be borne by the Indemnifying Party.
     Section 9.7 Payment of Indemnification Claims.
          (a) Subject to the limitations set forth in this Article IX, Indemnifying Parties shall be entitled to pay or reimburse Indemnified Parties for Losses in the form of Parent Common Stock. For purposes of this Section 9.7, the value of each share of Parent Common Stock shall be deemed to be the average of the closing sale price of Parent Common Stock as quoted on the AIM (or any successor market or index) for the ten (10) consecutive trading days ending the trading day that is three (3) trading days preceding the day the indemnification claim is paid.
          (b) If the Indemnifying Parties are the Target Indemnitors, liability for the applicable Losses shall be allocated and shared among such Target Indemnitors in accordance with each such Target Indemnitor’s Proportionate Share.
          (c) If the Indemnifying Parties are the Parent Indemnitors, the payment for the applicable Losses shall be allocated and shared among the Target Indemnitees in accordance with each such Target Indemnitee’s Proportionate Share.
     Section 9.8 RPS Securityholders Contribution.
          (a) Each RPS Securityholder other than an Exercising Target Optionholder or holders of Dissenting Shares (each a “Participating Securityholder,” and collectively, the “Participating Securityholders”) agrees that it shall be responsible for and agrees to contribute and promptly pay to the RPS Securityholders Committee, an amount equal to (x) each and every amount due and payable in respect of any obligations of the RPS Securityholders pursuant to this Agreement, including, without limitation, indemnification obligations pursuant to Section 9.1 and related costs and expenses, and each and every amount incurred by the RPS Securityholders Committee in carrying out its duties and responsibilities as the RPS Securityholders Committee under this Agreement and the transactions contemplated hereby (not including any Individual Liabilities, “Shared Liabilities”), multiplied by (y) such RPS Securityholder’s Proportionate Share. Notwithstanding the foregoing, any and all obligations in respect of a breach by any RPS Securityholder of a representation, warranty, covenant or agreement made by such RPS Securityholder solely as to himself, herself or itself, as the case may be, under this Agreement (including indemnification obligations pursuant to Section 9.2 of this Agreement) or in any other agreement to which such RPS Securityholder is or becomes a party, shall be the sole and individual obligations of such RPS Securityholder, and Losses and related liabilities, costs and expenses resulting from such breach by such RPS Securityholder shall not be subject to contribution by the other RPS Securityholders pursuant to this Agreement (“Individual Liabilities”), or be payable from the Deposit (as defined below).
          (b) At the Closing, Parent shall deduct from the portion of the Merger Consideration payable to the Participating Securityholders (i) cash in the aggregate amount of $250,000 (the “Cash Deposit”) and pay such Cash Deposit to the RPS Securityholders Committee to be held and used in accordance with this Agreement, and (ii) 1,500,000 shares of Parent Common Stock (the “Stock Deposit,” and together with the Cash Deposit, the “Deposit”) and deposit such Stock Deposit with the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement.
          (c) Each Participating Securityholder shall be deemed to have contributed its Proportionate Share of the Cash Deposit and the Stock Deposit out of the portion of the Merger Consideration payable to such Participating Securityholder. Each Participating Securityholder authorizes and consents to the deduction by Parent from, and hereby directs Parent to deduct from, such Participating Securityholder’s portion of the Merger Consideration an amount of cash equal to such Participating Securityholder’s Proportionate Share of the Cash Deposit and a number of shares of Parent Common Stock equal to such Participating Securityholder’s Proportionate Share of the Stock Deposit. Each Participating Securityholder shall take all such actions and execute and deliver all such documents as are reasonably necessary or requested by the RPS Securityholders Representative Committee or Parent in order to ensure the delivery of the Deposit to the RPS Securityholders Committee and/or the Escrow Agent, as applicable, in accordance with this Agreement and to give effect to, confirm, or otherwise in furtherance of the provisions of this Section 9.8.
          (d) (i) The Stock Deposit shall be held in escrow pursuant to the terms of the Escrow Agreement. The Stock Deposit shall be the sole and exclusive source for the payment and satisfaction of, and the sole recourse of the Parent Indemnitees with respect to, any obligations of the Target Indemnitors to Parent Indemnitees pursuant to Section 9.1(a). The maximum aggregate value of the shares of Parent Common Stock that may be released from the Stock Deposit to Parent Indemnitees in satisfaction of indemnifiable Losses under Section 9.1(a) shall not exceed the Cap (for purposes of determining the aggregate value of the shares of Parent Common Stock released in satisfaction of indemnified Losses, each such share of Parent Common Stock shall have the value ascribed to such share of Parent Common Stock for purposes of determining the number of shares of Parent Common Stock required to satisfy the applicable Losses, determined in accordance with Section 9.7(a)). If and when there are no remaining shares of Parent Common Stock held in the Stock Deposit, Parent Indemnitees shall have no further recourse against any Target Indemnitors with respect to Section 9.1(a). For the avoidance of doubt, the limitations contained in this Section 9.8 shall not apply in respect of claims for indemnification made pursuant to Section 9.2.
               (ii) The Stock Deposit shall terminate on the earliest to occur of (x) the second anniversary of the Closing Date, (y) the date as of which the aggregate value of the shares of Parent Common Stock released from the Stock Deposit to Parent Indemnitees in satisfaction of indemnifiable Losses equals the Cap, or (z) the date as of which there are no shares of Parent Common Stock remaining in the Stock Deposit.

          (e) (i) The Cash Deposit shall be held by the RPS Securityholders Committee as the initial source for effecting the payment and discharge of Shared Liabilities other than those required to be satisfied out of the Stock Deposit. The RPS Securityholders Committee shall, and the Participating Securityholders hereby authorize and direct the RPS Securityholders Committee to, use the Cash Deposit to pay and discharge Shared Liabilities (to the extent not required to be satisfied out of the Stock Deposit) in its discretion. To the extent cash in excess of the Cash Deposit is required to satisfy Shared Liabilities (other than Shared Liabilities required to be satisfied out of the Stock Deposit), the Participating Securityholders shall each pay their respective Proportionate Share of such excess cash to the RPS Securityholders Committee in immediately available funds subject to and in accordance with paragraph (f) of this Section 9.8. Nothing herein shall be construed to release any Participating Securityholder from its responsibility to contribute for Shared Liabilities (other than Shared Liabilities required to be satisfied out of the Stock Deposit) in the event the Cash Deposit is insufficient to pay and discharge in full all such Shared Liabilities.
               (ii) The RPS Securityholders Committee shall hold the Cash Deposit for a period ending on the second anniversary of the Closing Date (the “Initial Term”), or such longer period as the RPS Securityholders Committee deems to be necessary to resolve claims for indemnification pursuant to Section 9.1 of this Agreement which remain outstanding after such date (together with the Initial Term, the “Term”), subject to the terms and conditions of this Agreement.
               (iii) The Cash Deposit shall be held in an account with an institution as determined by the RPS Securityholders Committee. The RPS Securityholders Committee shall have no obligation to invest the Cash Deposit. No interest shall be paid on the Cash Deposit.
               (iv) As promptly as is reasonably practicable after the expiration of the Initial Term, the RPS Securityholders Committee shall return or cause to be returned to the Participating Securityholders, in accordance with their respective Proportionate Shares, the balance of the Cash Deposit, less such portion of the Cash Deposit that the RPS Securityholders Committee determines in good faith to withhold pending resolution of any outstanding claims relating to Shared Liabilities. The RPS Securityholders Committee shall return to the Participating Securityholders (in accordance with their respective Proportionate Shares) the balance, if any, of any portion of the Cash Deposit withheld in respect of outstanding claims, as promptly as reasonably practicable after all such claims have been fully and finally resolved.
          (f) Whenever any amount shall be due and payable by any Participating Securityholder under this Agreement, the RPS Securityholders Committee shall promptly send notice thereof in writing, by facsimile transmission, recognized overnight delivery service, regular mail, electronic mail or hand delivery, to such Participating Securityholder at the address for such Participating Securityholder as set forth in his, her or its Letter of Transmittal, or such other address as such Participating Securityholder shall specify in a written notice given to the RPS Securityholders Committee in accordance with Section 10.1. Each such notice shall specify the aggregate amount of the applicable Shared Liabilities and the portion thereof payable by the Participating Securityholder. Each Participating Securityholder shall pay, in accordance with the payment instructions contained in such notice, to the RPS Securityholders Committee within five

(5) days after receipt of said notice the amount specified to be paid by such Participating Securityholder in said notice.
          (g) The RPS Securityholders Committee shall have no liability to any RPS Securityholders for any acts or omissions of the RPS Securityholders Representative Committee in connection with this Section 9.8, except to the extent expressly provided in Section 6.11.
          (h) The provisions of this Section 9.8 are intended solely to govern certain agreements among the RPS Securityholders and between the RPS Securityholders and the RPS Securityholders Committee. Nothing in this Section 9.8 shall be construed to limit in any way any of the obligations or liabilities of any RPS Securityholder under any other Section of this Agreement or any other Ancillary Document. Other than delivering the Cash Deposit to the RPS Securityholders Committee and the Stock Deposit to the Escrow Agent pursuant to Section 9.8(b), or taking such other actions as reasonably directed in writing by the RPS Securityholders Committee, Parent and Merger Sub shall have no liability or obligation of any kind under this Section 9.8.
Article X.
General Provisions
     Section 10.1 Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been duly given upon (i) personal delivery by hand; (ii) a transmitter’s confirmation of receipt of a facsimile transmission; (iii) the next business day following deposit with a nationally recognized overnight courier; or (iv) the expiration of five (5) business days after the date mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address as such party may have specified by written notice given pursuant to this provision):

If to Parent or Merger Sub, to:	If to Target, to:

Cross Shore Acquisition Corporation	ReSearch Pharmaceutical Services, Inc.
222 West Adams Street, Suite 1000	520 Virginia Drive
Chicago, IL 60606	Ft. Washington, PA 19034
Attention: Dennis M. Smith, CEO	Attention: Daniel M. Perlman, CEO
Facsimile: (312) 795-0455	Facsimile: (484) 533-2828

with a copy to:	with a copy to:

McDermott Will & Emery LLP	Drinker Biddle & Reath LLP
227 West Monroe Street	One Logan Square, 18th and Cherry Streets
Chicago, IL 60606	Philadelphia, PA 19103
Attention: Brooks B. Gruemmer	Attention: Stephen T. Burdumy
Facsimile: (312) 984-7700	Facsimile: (215) 988-2757

If to the RPS Securityholders or the RPS Securityholders Committee, to:	A copy shall also be provided to: Olshan Grundman Frome Rosenzweig &
Daniel M. Perlman	Wolosky LLP

c/o ReSearch Pharmaceutical Services, Inc.	Park Avenue Tower
520 Virginia Drive	65 East 55th Street
Ft. Washington, PA 19034	New York, NY 10022
Facsimile: (484) 533-2828	Attention: David J. Adler
Facsimile: (212) 451-2222
and

Daniel Raynor
c/o The Argentum Group
60 Madison Avenue
New York, NY 10010
Facsimile: (212) 949-8294

with a copy to:

Drinker Biddle & Reath LLP
One Logan Square, 18th and Cherry Streets
Philadelphia, PA 19103
Attention: Stephen T. Burdumy
Facsimile: (215) 988-2757
     Section 10.2 Definitions. The following terms, as used herein, shall have the following meanings:
     “Accrued Dividends” has the meaning set forth in Section 2.1(e).
     “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (i) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction or series of transactions involving Target or Parent; (ii) sale, lease or other transfer, directly or indirectly by merger, share exchange, consolidation, business combination, liquidation, dissolution, extraordinary dividend, joint venture or similar transaction or series of transactions, of twenty percent (20%) or more of Target’s or Parent’s assets or properties; (iii) issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into (except for outstanding securities) or exchangeable for such securities) representing ten percent (10%) or more of the Target Capital Stock or Parent’s Capital Stock; (iv) tender offer, exchange offer or similar transaction that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding Target Capital Stock or Parent’s Capital Stock; or (v) any combination of the foregoing, other than as provided under this Agreement; provided, however, that neither the Merger nor any proposal or transaction otherwise permitted by this Agreement shall constitute an Acquisition Proposal.
     “Admission” means the admission of the issued and to be issued Parent Capital Stock and Parent Warrants to trading on the AIM becoming effective within the meaning of the AIM Rules.

     “Affidavit of Loss” has the meaning set forth in Section 2.3(d).
     “Affiliate” means, with respect to any Person: (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person; or (ii) if such Person is not a natural Person, any director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.
     “Agreement” means this Agreement and Plan of Merger and shall include the Target Disclosure Letter and Parent Disclosure Letter and the Exhibits attached hereto.
     “AIM” means the Alternative Investment Market, a market operated and regulated by the Exchange.
     “AIM Notification” has the meaning set forth in Section 6.3(a)(i).
     “AIM Rules” means the rules of the Exchange governing admission to, and the operation of, the AIM, as promulgated by the Exchange from time to time.
     “Ancillary Documents” means the Parent Documents, the Target Documents, the Management Employment Agreements, the Service Agreements, the Registration Rights Agreement, the Introduction Agreement and any other documents contemplated hereby or thereby.
     “Application” means the application made by or on behalf of Parent for Admission in the form prescribed by the Exchange.
     “Approvals” means any approval, consent, license, permit, franchise, waiver, order, authorization, registration, declaration or other confirmation of or by, or filing or registration with or notification to, a Person.
     “Basket” has the meaning set forth in Section 9.5.
     “Board Proposal” has the meaning set forth in Section 6.15.
     “Cap” has the meaning set forth in Section 9.5.
     “Cash Contribution” has the meaning set forth in Section 9.8(b).
     “Cash Deposit” means the aggregate amount of the Cash Contributions.
     “Certificate” means a certificate or instrument which, immediately prior to the Effective Time, evidenced shares of Target Common Stock or Target Preferred Stock or Target Warrants.
     “Certificate of Merger” has the meaning set forth in Section 1.2.
     “Charter Amendment” means the Amendment to the Second Restated Certificate of Incorporation of Cross Shore Acquisition Corporation substantially in the form attached hereto as Exhibit E.

     “Claim” means any action, charge, complaint, claim, dispute, proceeding, suit, arbitration hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.
     “Cleanup” means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to investigation, cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing Payments” means (i) the cash portion of the Merger Consideration payable to the RPS Securityholders hereunder, (ii) all Accrued Dividends payable to holders of the Target Preferred Stock, (iii) the principal amount outstanding under that certain 13% Senior Subordinated Note due December 31, 2008, as amended, issued by Target to Merion Investment Partners, L.P., (iv) all costs, fees and expenses incurred or accrued by Parent prior to Closing in connection with this Agreement and the completion of the transactions contemplated hereby, and (v) the consideration payable to holders of Parent Common Stock who exercise their repurchase rights provided under Parent’s certificate of incorporation.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 6.7(b).
     “Copyrights” means any copyrights in both published and unpublished works, whether or not registered, including without limitation all compilations, databases and computer programs, source code, object code, manuals and other documentation, any moral rights and rights of attribution and integrity, the content contained on any web site, registrations and applications for any of the foregoing, and all derivatives, translations, adaptations and combinations of the above, and the right to sue for past infringement thereof.
     “Cross Shore Dividend” has the meaning set forth in Section 6.20.
     “Delivery Requirements” has the meaning set forth in Section 2.3(a).
     “Deposit” has the meaning set forth in Section 9.8(b).
     “Disregarded Losses” has the meaning set forth in Section 9.5(a).
     “Dissenting Shares” has the meaning set forth in Section 2.2(a).
     “Effective Date” has the meaning set forth in Section 10.17.

     “Effective Time” has the meaning set forth in Section 1.2.
     “Environmental Claim” means any Claim, investigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by Target; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means all federal, state, local and foreign Laws, regulations ordinances, codes, rules, licenses, permits, authorizations, decisions, orders, injunctions, decrees, or rules of common law, and any judicial interpretations of any of the foregoing, relating to pollution or protection of human health or the environment (including but not limited to ground, surface and subsurface strata, soil, indoor and outdoor air, groundwater, surface water, storm water, sediment, wetlands, building surfaces, noise pollution or contamination, and underground or above ground tanks), natural resources, worker health and safety and Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
     “Equitable Limitations” has the meaning set forth in Section 3.3(a).
     “ERISA” has the meaning set forth in Section 3.22(a).
     “ERISA Affiliate” has the meaning set forth in Section 3.22(a).
     “Escrow Agent” means Sovereign Bank or such other Person selected by mutual agreement of Parent and the RPS Securityholders Committee to serve as escrow agent under the Escrow Agreement.
     “Escrow Agreement” has the meaning set forth in Section 7.1(h).
     “Excess Cash” means the amount by which Net Parent Cash exceeds Target Closing Cash minus the aggregate amount of any Target Optionholder Merger Consideration paid or payable to Exercising Target Optionholders.
     “Exchange” means the London Stock Exchange plc.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exercising Target Optionholder” means any holder of a Target Option that exercises such Target Option after the execution of this Agreement but prior to the Closing.

     “Existing Parent Stockholders” means the holders of the shares of Parent Common Stock issued in the initial public offering thereof on the AIM, which shares shall, for the avoidance of doubt, exclude all Founders Shares.
     “Expenses” includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Readmission Document and the solicitation of stockholder Approvals and all other matters related to the transaction contemplated hereto.
     “Founders Shares” means the shares of Parent Capital Stock outstanding as of immediately prior to the initial public offering of Parent’s securities, including the 1,805,387 shares owned by CSA I, LLC, the 902,693 shares owned by CSA II, LLC, the 1,330,710 shares owned by CSA III, LLC, and the 93,333 shares owned by Stephen Stonefield, the 46,666 shares owned by Jon Burgman, and the 487,878 shares owned by Sunrise Securities Corp.
     “FSMA” means the United Kingdom Financial Services and Markets Act of 2000.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any United States or non-U.S. federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.
     “Hazardous Materials” means all substances defined as “Hazardous Substances”, “Oils”, “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, all substances defined as such by, or regulated as such under, any Environmental Law, polychlorinated biphenyls, medical wastes, asbestos and asbestos containing materials, urea formaldehyde insulation and toxic mold or fungus of any kind or species or which cause contamination or a nuisance on the Real Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Real Property.
     “HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, and their implementing regulations.
     “Indemnified Party” has the meaning set forth in Section 9.6(a).
     “Indemnifying Party” has the meaning set forth in Section 9.6(a).
     “Individual Liabilities” has the meaning set forth in Section 9.8(a).
     “Information and Offering Memorandum” means the information and offering memorandum relating to the transactions contemplated hereby, as defined in Section 6.4(a).
     “Initial Term” has the meaning set forth in Section 9.8(e)(ii).

     “Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets and Software.
     “Interim Period” has the meaning set forth in Section 6.1.
     “Interim Unaudited Financial Information” has the meaning set forth in Section 6.12.
     “Introduction Agreement” means the Introduction Agreement relating to Cross Shore Acquisition Corporation substantially in the form attached hereto as Exhibit F.
     “IPO Shares” has the meaning set forth in Section 5.3(b).
     “IRS” means the Internal Revenue Service.
     “Knowledge” and “known” and words of similar import mean: (i) Target will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Target, if Daniel M. Perlman, Harris Koffer or Steven Bell has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate directors and officers of Target and its Subsidiaries; and (ii) Parent will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Parent, if Dennis M. Smith or Edward V. Yang has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Parent.
     “Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation, the Graham-Leach-Bliley Act, HIPAA and any law or regulation governing research (including research involving human subjects), or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator’s order or process.
     “Letter of Transmittal” has the meaning set forth in Section 2.3(a).
     “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, direct or indirect, secured or unsecured, fixed, absolute, accrued, contingent or otherwise, and whether due or to become due.
     “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.
     “Lockup Agreement” means a Lock-In Deed Relating to Common Shares and Warrants of Cross Shore Acquisition Corporation among Arbuthnot Securities Limited, Parent, each of the Persons listed in Schedule 6.18, substantially in the form attached hereto as Exhibit G.
     “Losses” has the meaning set forth in Section 9.1.

     “Management Employment Agreements” means the Employment Agreements between Parent and each of Daniel M. Perlman, Harris Koffer and Steven Bell, in form and substance mutually agreed upon by Parent, Target and each such individual.
     “Material Employment Agreements” has the meaning set forth in Section 3.15(a).
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” means, collectively, the Per Share Merger Consideration, the Warrant Per Share Merger Consideration, the Perlman Per Share Merger Consideration and the Target Optionholder Merger Consideration to be paid or issued to the RPS Securityholders pursuant to this Agreement.
     “Merger Sub” has the meaning set forth in the Preamble.
     “Merger Sub Two” means ReSearch Pharmaceutical Services, LLC, a Delaware limited liability company.
     “Net Parent Cash” means the amount of cash held by Parent after payment of, or provision for payment of, the Closing Payments.
     “New Parent Warrant” means a warrant to purchase shares of Parent Common Stock substantially in the form attached hereto as Exhibit H.
     “Option Termination and Conversion” has the meaning set forth in Section 2.1(f).
     “Original Offering Circular” means the Offering Circular of Parent dated April 24, 2006.
     “Other Filings” means any filings, other than filings required under the Readmission Document, with any Governmental Authority, necessary to effect the Merger or otherwise necessary to comply with securities Laws.
     “PABCL” has the meaning set forth in the Recitals.
     “Parent” has the meaning set forth in the Preamble.
     “Parent Board” means the board of directors of Parent.
     “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.
     “Parent Common Stock” means the Common Stock, par value $0.0001 per share, of Parent.
     “Parent Disclosure Letter” has the meaning set forth in the Preamble to Article V.
     “Parent Documents” has the meaning set forth in Section 5.3(a).
     “Parent Financial Statements” has the meaning set forth in Section 5.8(a).

     “Parent Governing Documents” has the meaning set forth in Section 5.2.
     “Parent Indemnitees” has the meaning set forth in Section 9.1.
     “Parent Indemnitors” has the meaning set forth in Section 9.3.
     “Parent Material Adverse Effect” means: (i) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Parent and Merger Sub, taken as a whole; or (ii) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent or Merger Sub to consummate the Merger.
     “Parent Merger Securities” means, collectively, the shares of Parent Common Stock and the New Parent Warrants to be issued in the Merger to the RPS Securityholders.
     “Parent Option” means an option to purchase Parent Common Stock granted pursuant to the Parent Option Plan.
     “Parent Option Plan” means the ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan substantially in the form attached hereto as Exhibit I.
     “Parent Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of Parent.
     “Parent Representatives” has the meaning set forth in Section 6.7(a).
     “Parent Stockholder” means a holder of Parent Common Stock.
     “Parent Stockholder Approval” has the meaning set forth in Section 6.3(a)(ii).
     “Parent Stockholders’ Meeting” means the meeting of the Parent Stockholders duly called and held for the purpose of obtaining the Parent Stockholder Approval.
     “Parent Warrants” means the warrants of Parent described in the Original Offering Circular.
     “Participating Securityholder(s)” has the meaning set forth in Section 9.8(a).
     “Patents” means all patents, patent applications of any kind, patent rights, inventions, industrial designs, discoveries and invention disclosures (whether or not patented), including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.
     “Permitted Liens” means with respect to any Person (i) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use of such Person’s or any of its Subsidiary’s assets, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and payable, or being contested in good faith, and (iv) purchase money Liens incurred in the ordinary course of business.
     “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.
     “Per Share Merger Consideration” means, for each share of Target Common Stock and Target Preferred Stock held by an RPS Securityholder (other than Daniel M. Perlman), (i) $3.80 in cash, (ii) 1.0472 fully paid and non-assessable shares of Parent Common Stock and (iii) 1.5900 New Parent Warrants.
     “Perlman Per Share Merger Consideration” means, for each share of Target Common Stock held by Daniel M. Perlman, (i) $2.00 in cash, (ii) 1.4960 fully paid and non-assessable shares of Parent Common Stock and (iii) 2.2700 New Parent Warrants.
     “Proportionate Share” means, as to each RPS Securityholder, his, her or its proportionate share of the aggregate value of the cash and Parent Merger Securities payable to the RPS Securityholders as Merger Consideration (assuming satisfaction of the Delivery Requirements).
     “Readmission Document” has the meaning set forth in Section 6.3(a)(ii).
     “Real Property” has the meaning set forth in Section 3.14(c).
     “Registration Rights Agreement” means the Registration Rights Agreement between Parent and the RPS Securityholders Committee substantially in the form attached hereto as Exhibit J.
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including but not limited to ground, surface and subsurface strata, soil, indoor and outdoor air, groundwater, surface water, storm water, sediment, wetlands, building surfaces, noise pollution or contamination, and underground or above ground tanks) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, storm water, groundwater or property.
     “Released Claims” has the meaning set forth in Section 6.16.
     “Released Parties” has the meaning set forth in Section 6.16.
     “Releasors” has the meaning set forth in Section 6.16.
     “Representatives” has the meaning set forth in Section 6.7(a).
     “RPS Securityholder” means a holder of Target Common Stock, Target Preferred Stock or Target Warrants or an Exercising Target Optionholder.

     “RPS Securityholders Committee” has the meaning set forth in the Preamble.
     “Second Merger” has the meaning set forth in the Recitals.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Service Agreements” means the Service Agreements between Parent and each of Dennis M. Smith and Edward V. Yang, in form and substance mutually agreed upon by Parent, Target and each such individual.
     “Shared Liabilities” has the meaning set forth in Section 9.8(a).
     “Share Escrow Agreement” means that certain Share Escrow Agreement, dated as of April 24, 2006, among Parent, Collins Stewart Limited, Dennis M. Smith, Edward V. Yang and certain other stockholders of Parent.
     “Software” means all computer software (including source code, executable code, data, databases and related documentation).
     “Stock Deposit” has the meaning set forth in Section 9.8(b).
     “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent (50%) of the securities or other ownership interests are owned by the first Person; (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to the second Person are directly owned or controlled by the first Person or by any one or more of its Subsidiaries; or (iii) the first Person or any of its Subsidiaries is the general or managing partner (excluding partnerships of which the general or managing partnership interests held by such first Person or any of its Subsidiaries do not have at least fifty percent (50%) of the voting interest).
     “Subsidiary Benefit Plans” means, collectively, each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each separation or termination pay, medical, surgical, hospitalization or life insurance plan fund or program, each profit-sharing, stock bonus, pension or other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six (6) years, sponsored, maintained or contributed to or required to be contributed to by any of Target’s Subsidiaries or to which any of Target’s Subsidiaries is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of any of Target’s Subsidiaries.
     “Subsidiary Governing Documents” has the meaning set forth in Section 3.2.
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Target” has the meaning set forth in the Preamble.

     “Target Approvals and Permits” has the meaning set forth in Section 3.12.
     “Target Benefit Plans” has the meaning set forth in Section 3.22(a).
     “Target Board” means the board of directors of Target.
     “Target Capital Stock” means the Target Common Stock and the Target Preferred Stock.
     “Target Closing Cash” means $30,000,000 minus one-half of the aggregate amount of any Target Optionholder Merger Consideration paid or payable to Exercising Target Optionholders.
     “Target Common Stock” means the Common Stock, no par value, of Target.
     “Target Copyrights” has the meaning set forth in Section 3.16.
     “Target Disclosure Letter” has the meaning set forth in the Preamble to Article III.
     “Target Documents” has the meaning set forth in Section 3.3(a).
     “Target Executive Team” means Daniel M. Perlman, Harris Koffer, Steven Bell, Joseph Arcangelo, Janet Brennan and Samir Shah.
     “Target Financial Statements” has the meaning set forth in Section 3.8(a).
     “Target Governing Documents” has the meaning set forth in Section 3.2.
     “Target Indemnitees” has the meaning set forth in Section 9.3.
     “Target Indemnitors” has the meaning set forth in Section 9.1.
     “Target Insurance Policies” has the meaning set forth in Section 3.20.
     “Target Intellectual Property” has the meaning set forth in Section 3.16.
     “Target Investor Warrants” means the warrants to purchase an aggregate of 280,000 shares of Target Common Stock at an exercise price of $0.66 per share.
     “Target IP Licenses” has the meaning set forth in Section 3.16.
     “Target Management Bonus” has the meaning set forth in Section 6.1(b).
     “Target Material Adverse Effect” means: any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on (i) the business, operations, properties, tangible assets, condition (financial or otherwise) or results of operations of Target, taken as a whole, or the ability of Merger Sub Two to conduct the operations of the business after the Second Merger in substantially the same manner as it was conducted prior to the date hereof; or (ii) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Target to consummate the Merger.
     “Target Optionholder Merger Consideration” means $8.00 in cash for each Target Option Share.
     “Target Option Plan” means the ReSearch Pharmaceutical Services, Inc. 2002 Equity Incentive Plan effective as of June 6, 2002.
     “Target Options” means all options to purchase Target Common Stock granted pursuant to the Target Option Plan.
     “Target Option Share” means each share of Target Common Stock acquired pursuant to the exercise of a Target Option held by an Exercising Target Optionholder after the execution of this Agreement but prior to the Closing.
     “Target Patents” has the meaning set forth in Section 3.16.
     “Target Preferred Stock” means the Target Series A Preferred Stock and the Target Series B Preferred Stock.
     “Target Scheduled Contracts” has the meaning set forth in Section 3.15(a).
     “Target Series A Preferred Stock” means the Series A 8% Convertible Preferred Stock, no par value, of Target.
     “Target Series B Preferred Stock” means the Series B 8% Convertible Preferred Stock, no par value, of Target.
     “Target Shareholder Agreement” means that certain Stock Purchase and Holders Agreement, dated as of May 2, 2001, by and among Target and certain of its shareholders.
     “Target Shareholder Approval” has the meaning set forth in Section 3.3(c).
     “Target Shareholders” means, collectively, the holders of the Target Capital Stock.
     “Target Software” has the meaning set forth in Section 3.16.
     “Target Sub-Debt Warrants” means the warrants to purchase an aggregate of 705,715 shares of Target Common Stock at an exercise price of $0.01 per share.
     “Target Trademarks” has the meaning set forth in Section 3.16.
     “Target Trade Secrets” means all Trade Secrets owned or used by or held for use by Target or any of its Subsidiaries.
     “Target Warrants” means the Target Investor Warrants and the Target Sub-Debt Warrants.

     “Tax Return” means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.
     “Tax” or “Taxes” means any U.S. federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another person or a member of an affiliated, consolidated, unitary or combined group.
     “Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.
     “Term” has the meaning set forth in Section 9.8(e)(ii).
     “Third Party IP Rights” has the meaning set forth in Section 3.16(c).
     “Threshold” has the meaning set forth in Section 9.5.
     “Trade Secrets” means any and all forms and types of trade secrets and other confidential or proprietary information, technology, know-how, information, research in progress, knowledge, methods, methodologies, inventions, proprietary processes, formulae, algorithms, data, designs, drawings, diagrams, schematics, blueprints, flow charts, source code, models, strategies, prototypes, techniques, benchmark data, testing procedures and testing results, in each case which are not publicly known.
     “Trademarks” means all trademarks, service marks, trade names, Internet domain names, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin general intangibles of like nature, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.
     “Trust Agreement” means that certain Investment Management Agreement, dated as of April 24, 2006, between Parent and the Trustee.
     “Trustee” means Continental Stock Transfer and Trust Company.
     “Trust Fund” has the meaning set forth in Section 10.10.
     “Trust Fund Claim” has the meaning set forth in Section 10.10.

     “Warrant Per Share Merger Consideration” means, for each share of Target Common Stock for which a Target Warrant is exercisable, (i) $3.80 in cash less the applicable exercise price payable for such share of Target Common Stock under the Target Warrant, (ii) 1.0472 fully paid and non-assessable shares of Parent Common Stock and (iii) 1.5900 New Parent Warrants.
     Section 10.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.
     Section 10.4 Construction and Interpretation. When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference is to the indicated section, article, paragraph, exhibit or schedule of or to this Agreement, unless otherwise specified or unless the context clearly requires otherwise. Whenever the word “include,” “includes” or “including” is used in this Agreement it shall be deemed to be followed by the words “without limitation” and shall not be deemed to constitute a limitation of any term or provision contained herein. The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” shall not be interpreted as excluding any of the items described. The singular or plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement. No prior draft of this Agreement or any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.
     Section 10.5 Descriptive Headings. The article and section headings and the table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. If the parties cannot agree upon such a modification within a reasonable time, the parties agree that the court or authority making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such term or provision to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable term or provision.
     Section 10.7 Entire Agreement. This Agreement (together with the Ancillary Documents, the Exhibits hereto, the Parent Disclosure Letter, the Target Disclosure Letter and the other documents delivered pursuant hereto) contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and recitals to this Agreement, the Parent Disclosure Letter and the Target Disclosure Letter are hereby incorporated by reference into and made a part of this Agreement for all purposes.
     Section 10.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 10.9 Enforcement. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all required actions on its part necessary to consummate the Merger and the other transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (i) to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to prevent breaches of this Agreement; and (ii) to the granting by any court of competent jurisdiction of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which such party is entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any party is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such party may deem expedient. If any party to this Agreement seeks to enforce its rights under this Agreement and attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing party will be entitled to recover all costs and expenses incurred in connection therewith, including without limitation all reasonable attorneys’ fees.
     Section 10.10 No Recourse Against CSA Trust. Each of Target, the RPS Securityholders and the RPS Securityholders Committee acknowledges that Parent has established a trust fund for the benefit of the Parent Stockholders (the “Trust Fund”), that the Trust Fund exists only for the benefit of the Parent Stockholders and that any monies held in the

Trust Fund may be disbursed only: (i) to the Parent Stockholders in the event of the liquidation of Parent (or certain other events); or (ii) to Parent in connection with certain business transactions. Each of Target, the RPS Securityholders and the RPS Securityholders Committee agrees that neither Target, the RPS Securityholders, the RPS Securityholders Committee, any of Target’s Subsidiaries or Affiliates, any Target Shareholder or any Target Representative will have any right, title, interest or Claim of any kind whatsoever in or to any monies held in the Trust Fund (each, a “Trust Fund Claim”), and hereby waives, on its behalf and on behalf of each of its Subsidiaries and Affiliates, the Target Shareholders and each of the Target Representatives, any Trust Fund Claim that it or any of them now have or, subject to the proviso below, may have in the future as a result of or arising out of this Agreement or any of the transactions contemplated hereby, including without limitation the Merger and any Claim under Article IX, and Target hereby agrees, on its behalf and on behalf of each of its Subsidiaries and Affiliates and each of the RPS Securityholders, that neither Target nor any of them will seek recourse against any the Trust Fund for any reason whatsoever, provided, however, that nothing contained herein shall prevent Target, Target Representatives or the RPS Securityholders from filing a legal action against Parent and seeking to recover damages from Parent, including without limitation, against the Trust Fund proceeds, once such proceeds are no longer held in trust.
     Section 10.11 Termination of Target Shareholder Agreement. Target, the RPS Securityholders and the RPS Securityholders Committee hereby agree that effective as of the Closing the Target Shareholder Agreement shall automatically be terminated and shall be of no further force or effect. From and after the Closing no RPS Securityholder shall have any rights or claims under or pursuant to the Target Shareholder Agreement whether related to any acts, omissions or circumstances occurring before or after the Closing.
     Section 10.12 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, (AND, TO THE EXTENT APPLICABLE FEDERAL LAW) WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     Section 10.13 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal, state or local court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to the Merger, this Agreement or the performance of any duties or transactions contemplated hereby in any court other than a Federal, state or local court sitting in the State of Delaware.
     Section 10.14 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to this Agreement or any understandings or prior dealings between the parties hereto. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

     Section 10.15 Disclosure. The Target Disclosure Letter and the Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections with respect to which they provide disclosure. Any matter disclosed in any section of the Target Disclosure Letter or the Parent Disclosure Letter shall be considered disclosed for other sections thereof, but only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.
     Section 10.16 Fees Payable by Target and Parent. Schedule 10.16 attached hereto sets forth each fee, commission, bonus or other payment payable by Target and Parent in connection with this Agreement and the transactions contemplated hereby.
     Section 10.17 Counterparts and Effectiveness of Agreement. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall become effective when and as of the date on which Parent, Merger Sub, Target, the RPS Securityholders Committee and at least one of the RPS Securityholders listed on the signature page hereto shall have executed a counterpart hereof and delivered such counterpart to the RPS Securityholders Committee (the “Effective Date”). At such time, this Agreement shall be binding and enforceable against Parent, Merger Sub, Target, the RPS Securityholders Committee and each RPS Securityholder that has signed a counterpart hereof irrespective of whether any other RPS Securityholder listed on the signature page hereto has executed a counterpart hereof. Any RPS Securityholder counterparts to this Agreement that are delivered subsequently to the Effective Date shall be deemed to have been delivered on, and shall be binding and enforceable against such RPS Securityholder as of, the Effective Date.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub, Target, the RPS Securityholders and the RPS Securityholders Committee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:		TARGET:

CROSS SHORE ACQUISITION CORPORATION		RESEARCH PHARMACEUTICAL SERVICES, INC.

By:	/s/ Dennis M. Smith	By:	/s/ Daniel M. Perlman

Name: Dennis M. Smith		Name: Daniel M. Perlman
Title: Chief Executive Officer		Title: Chief Executive Officer

MERGER SUB:		RPS SECURITYHOLDERS COMMITTEE:

LONGXIA ACQUISITION, INC.		/s/ Daniel M. Perlman

Daniel M. Perlman
By:	/s/ Dennis M. Smith

Name: Dennis M. Smith
Title: Chief Executive Officer		/s/ Daniel Raynor

Daniel Raynor

SOLELY FOR PURPOSES OF SECTION 6.18:

CSA I, LLC

By:	/s/ Dennis M. Smith	/s/ Dennis M. Smith

Name: Dennis M. Smith		Dennis M. Smith
Title: Manager

CSA II, LLC

By:	/s/ Dennis M. Smith	/s/ Edward V. Yang

Name: Dennis M. Smith		Edward V. Yang
Title: Manager

CSA III, LLC

By:	/s/ Dennis M. Smith

Name: Dennis M. Smith
Title: Manager
Signature Page of the RPS Securityholders Follows

RPS SECURITYHOLDERS:

/s/ Daniel M. Perlman		Argentum Capital Partners, L.P.
Daniel M. Perlman
		By:	BR Associates, Inc., its General Partner

/s/ Harris Koffer		By:	/s/ Daniel Raynor

Harris Koffer		Name: Daniel Raynor
Title: Chairman

/s/ Steven Bell
Steven Bell		Argentum Capital Partners II, L.P.

		By:	Argentum Capital Partners II, LLC, its General Partner
/s/ Joseph Arcangelo
Joseph Arcangelo		By:	Argentum Investments, LLC, its Managing Member

		By:	/s/ Daniel Raynor

Merion Investment Partners, L.P.		Name: Daniel Raynor
Title: Managing Member
By:	Merion Financial Partners, L.P.,
	its General Partner	/s/ Daniel Raynor

Daniel Raynor
By:	Merion Fund Management, LLC,
	its General Partner	The Productivity Fund IV, L.P.
By:	/s/ William M. Means
Name: William M. Means Title: Managing Partner		By:	First Analysis Management Company IV, L.L.C., its General Partner

		By:	First Analysis Venture Operations and Research, L.L.C., Managing Member

		By:	First Analysis Corp., Manager

		By:	/s/ James Macdonald

Name: James Macdonald
Title: Managing Director

The Productivity Fund IV Advisors Fund, L.P.

		By:	First Analysis Management Company IV, L.L.C., its General Partner

		By:	First Analysis Venture Operations and Research, L.L.C., Managing Member

		By:	First Analysis Corp., Manager

		By:	/s/ James Macdonald

Name: James Macdonald
Title: Managing Director

List of Schedules and Exhibits to Agreement and Plan of Merger dated as of April 26, 2007 among Cross Shore Acquisition
Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., The RPS Securityholders and Daniel M. Perlman and
Daniel Raynor, as the RPS Securityholders Committee, as amended
Exhibits
Exhibit A – Form of Certificate of Merger
Exhibit B – Amended and Restated Limited Liability Company Agreement
Exhibit A – Form of Letter of Transmittal
Exhibit A – Form of Press Release
Exhibit A – Form of Introduction Agreement
Exhibit A – Form of Lockup Agreement
Exhibit A – Form of New Parent Warrant
Exhibit A – Form of Parent Option Plan
Exhibit A – Form of Registration Rights Agreement
Schedules
Schedule 2.1(g) – Cash, Stock, and Warrant Allocation +
Schedule 6.18 – Lockup Agreements
Schedule 10.16 – Fees Payable by Target and Parent* +
Section 3.1 Organization and Qualification
Section 3.4(b) Capitalization
Section 3.4(c) Reserved Capital Stock
Section 3.5(a) Subsidiaries
Section 3.5(b) Capitalization of Subsidiaries
Section 3.6 No Violation
Section 3.7 Approvals
Section 3.8(a) Financial Statements
Section 3.8(c) Undisclosed Liabilities
Section 3.8(d) Outstanding Related Party Loans
Section 3.9 Ordinary Course Operations
Section 3.10 Absence of Litigation
Section 3.12 Permits
Section 3.13(a) Environmental Permits
Section 3.13(d) Material Environmental Records
Section 3.14(a) Liens
Section 3.14(b) Buildings, Equipment, and Tangible Assets
Section 3.14(c) Leased Real Property
Section 3.15(a) Target Scheduled Contracts
Section 3.15(b) No Default
Section 3.16 Intellectual Property Rights
Section 3.16(f) Intellectual Property Rights
Section 3.19(d) Extension of Time
Section 3.19(e) Tax Audits
Section 3.19(f) Tax Deficiencies
Section 3.20 Insurance
Section 3.21(a) Employment Agreements
Section 3.21(b) Severance Payments +
Section 3.22(a) Target Employee Benefit Plans
Section 3.22(g) Employee Transaction Payments +
Section 3.22(j) Foreign Benefit Plans
Section 3.24 Related-Party Transactions
Section 3.26 No Brokers +
Section 3.28(a) Customers and Suppliers
Section 5.4(a) Capitalization
Section 5.4(c) Capitalization
Section 5.4(d) Capitalization
Section 5.4(e) Capitalization +
Section 5.6 No Violation
Section 5.10 No Brokers*
Section 5.12 Operations of Parent
Section 5.17 Related-Party Transactions*
Section 6.2 Conduct of Business by Parent Pending the Closing
Section 6.15 Conduct of Business by Target Pending the Closing
Section 7.2(f) Third Party Approvals

*	Amended in the First Amendment to Agreement and Plan of Merger dated as of June 5, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee

+	Amended in the Second Amendment to Agreement and Plan of Merger dated as of July 6, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee